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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160425, 333-160425-01,
333-160425-03, 333-160425-04, & 333-160425-05

Prospectus Supplement
(To Prospectus Dated July 2, 2009)

$350,000,000

7.625% Senior Notes due 2018

        The notes will mature on January 15, 2018. Interest will accrue from January 25, 2010 and the first interest payment date will be July 15, 2010.

        We may redeem some or all of the notes at any time on or after January 15, 2014 at the redemption prices set forth in this prospectus. We may redeem up to 35% of the aggregate principal amount of the notes prior to January 15, 2013 with the net proceeds from certain equity offerings. We may also redeem some or all of the notes at any time prior to January 15, 2014 at a redemption price equal to the make-whole amount set forth in this prospectus. In addition, if we undergo a change of control, we may be required to offer to repurchase the notes at the repurchase price set forth in this prospectus.

        The notes will be our unsecured senior obligations and will be guaranteed on an unsecured senior basis by each of our existing and future domestic subsidiaries. The notes and the guarantees will rank pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt (including any remaining 8% senior notes due 2011) and will rank senior in right of payment to our and such guarantors' other existing and future subordinated debt (including any remaining 12% senior subordinated notes due 2016).

        We are offering to purchase for cash with net proceeds from this offering any and all of our outstanding 12% senior subordinated notes due 2016 and 8% senior notes due 2011. We are also soliciting consents from the holders of the senior subordinated notes and the senior notes to the adoption of certain proposed amendments to the indentures under which they were issued. See "Summary—Offer to Purchase and Consent Solicitation." Consummation of this offering is conditioned upon our purchase in the tender offers of not less than $200.0 million aggregate principal amount of 8% senior notes due 2011 and 12% senior subordinated notes due 2016.

        Investing in our notes involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

	Per Note	Total
Public Offering Price	99.271%	$347,448,500
Underwriting Discount	2.000%	$7,000,000
Proceeds, before expenses, to B&G Foods, Inc.	97.271%	$340,448,500

        Interest on the notes will accrue from January 25, 2010 to the date of delivery.

        Credit Suisse expects to deliver the notes on or about January 25, 2010, subject to conditions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is accurate or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers
Credit Suisse BofA Merrill Lynch	Barclays Capital Goldman, Sachs & Co.
Co-Manager
RBC Capital Markets

The date of this prospectus supplement is January 11, 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes, adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement controls.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us, or on any information to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these notes in any circumstances under which the offer or sale is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of our notes. Our financial condition, results of operations and business prospects may have changed since those dates.

S-i

        The terms "B&G Foods," "our," "we" and "us," as used in this prospectus supplement, refer to B&G Foods, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

        Throughout this prospectus supplement, we refer to our fiscal years ended January 1, 2005, December 31, 2005, December 30, 2006, December 29, 2007, January 3, 2009 and January 2, 2010 as "fiscal 2004," "fiscal 2005," "fiscal 2006," "fiscal 2007," "fiscal 2008" and "fiscal 2009," respectively, and we refer to our thirty-nine week periods ended September 27, 2008 and October 3, 2009 as "first three quarters of 2008" and "first three quarters of 2009," respectively.

TRADEMARKS

        AC'CENT®, B&G®, B&M®, B&G SANDWICH TOPPERS®, BRER RABBIT®, CREAM OF RICE®, CREAM OF WHEAT®, COZY COTTAGE®, GRANDMA'S®, JOAN OF ARC®, LAS PALMAS®, MAPLE GROVE FARMS OF VERMONT®, ORTEGA®, POLANER®, POLANER ALL FRUIT®, REGINA®, SA-SÓN AC'CENT®, TRAPPEY'S®, UNDERWOOD®, VERMONT MAID® and WRIGHT'S® are registered trademarks of our company or one of our subsidiaries, and BLOCH & GUGGENHEIMER™, RED DEVIL™ and SA-SÓN™ are trademarks of our company or one of our subsidiaries.

        EMERIL'S® is a registered trademark of MSLO Emeril Acquisition Sub LLC (MEAS).

        SpongeBob SquarePants™ is a trademark of Viacom International, Inc.

        All other trademarks used in this prospectus supplement are trademarks or registered trademarks of their respective owners.

S-ii

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus supplement and should be read together with the more detailed information and financial data and statements contained elsewhere in or incorporated by reference into this prospectus supplement.

 Our Company

Overview

        We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable food products. Many of our branded food products hold either the number one or number two market position in their relevant markets. Our business is characterized by a stable and growing revenue base from our existing product portfolio and is augmented by acquisitions of highly attractive, shelf-stable brands. On a consolidated basis, our operating income margin is among the highest in the packaged food industry. Additionally, we generate strong cash flows as a result of our attractive margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. We believe that these characteristics enable our company to be a leader in successfully achieving sales growth for shelf-stable branded food products and executing an aggressive, disciplined acquisition strategy.

        B&G Foods, including our subsidiaries and predecessors, has more than 115 years of experience in the marketplace. We have a well-established sales, marketing and distribution infrastructure that enables us to sell our products in all major U.S. food distribution channels. These channels include supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, specialty food distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. We have developed and leveraged this infrastructure through our acquisition of 18 high quality food brands since 1996. Our history includes a number of acquisitions of non-core brands from large, global packaged food companies, such as the B&M, Underwood, Ac'cent, Joan of Arc, Sa-són Ac'cent and Las Palmas brands from Pillsbury in 1999, the Ortega brand from Nestlé in 2003, the Grandma's Molasses brand from Cadbury Schweppes in 2006 and the Cream of Wheat and Cream of Rice brands from Kraft in 2007. Based on our demonstrated record of successful acquisitions, we believe that we are well-positioned as a strategic acquirer of non-core brands from large, global packaged food companies.

        For the twelve months ended October 3, 2009, our company generated $500.3 million of net sales, $101.0 million of EBITDA (which we define as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), $15.0 million of net income and $46.3 million of net cash provided by operating activities. During the first three quarters of 2009, as compared to the first three quarters of 2008, net sales increased by 3.8%, EBITDA increased by 17.6% and net cash provided by operating activities increased by 20.2%.

Our Competitive Strengths

        We believe that our success in the packaged food industry and our financial results are due in large part to the following competitive strengths:

        Portfolio of high-margin brands with leading market positions in key growth segments.    We are focused on operating smaller, high-margin brands. We have assembled a diverse portfolio of brands consisting primarily of niche or specialty products with strong market positions and high operating income margins. Several of our brands compete in high growth categories that benefit from positive consumer spending trends. For example, our Cream of Wheat and Polaner Sugar Free Preserves with Added Fiber products compete in the health and wellness market segment. Our Ortega, Las Palmas and Sa-són Ac'cent brands compete in the U.S. Mexican and Hispanic market segment. Each of these categories has experienced among the highest growth in the packaged food industry. We believe that our diverse product portfolio provides a strong platform to capture growth in the packaged food industry and to generate strong profitability and significant cash flows while mitigating the financial impact of competitive pressure or commodity cost increases in any single brand or product.

        Well-developed and proven acquisition platform.    We believe that our focus on shelf-stable food products, favorable relationships with retailers, operations and marketing expertise and leading acquisition integration capabilities allow us to be highly successful in growing our product and brand portfolio. We have acquired and successfully integrated 18 shelf-stable food brands since 1996. We seek to acquire shelf-stable food products with leading market positions, identifiable growth opportunities and high and sustainable margins that will add to our cash flows and return on capital. As a result, we seek to avoid brands in commodity driven categories. Our focus on shelf-stable branded food products allows us to drive attractive profitability and gain efficiencies from our sales and distribution and general and administrative systems. We believe that our acquisition expertise and ability to integrate businesses quickly lead to successful expansion of acquired brands and the realization of significant cost synergies. As a result, we believe that we are an acquirer preferred by large, global packaged food companies for their non-core brands. We have successfully completed acquisitions from Nabisco, Pillsbury, Nestlé, Cadbury Schweppes and Kraft. Our acquisitions of the Ortega and Cream of Wheat businesses are two examples of our ability to acquire leading shelf-stable brands with high profitability from large packaged food companies. We often integrate sales, marketing and distribution of acquired products and businesses within 30 days.

        Track record of new product introductions.    We have demonstrated the ability to develop new products and product extensions rapidly, and we have been able to deliver these new products to our customers quickly. We have generally been able to develop these products from concept to final product and deliver these products to our customers' shelves within six months of development. We work directly with certain of our customers to implement new product introduction in markets where we expect significant growth. For example, new products we have introduced in recent years include Cream of Wheat Whole Grain, Cream of Wheat Healthy Grain, SpongeBob SquarePants™ Cream of Wheat, the Ortega Grande Dinner Kit, the Ortega Pizza Kit, Ortega Salsa Con Queso, Ortega Salsa Verde, Polaner Sugar Free Preserves with Added Fiber, Polaner Organic Preserves, B&M No Sugar Added Baked Beans and Emeril's Beef, Chicken and Organic Vegetable Stocks.

        Diversity of customers and distribution channels.    We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, warehouse clubs, wholesalers, food service accounts, specialty food distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. We have strong, long standing, national relationships with all our major customers. Our customers include Wal-Mart, Kroger, Sysco, C&S Wholesale Grocers, Cracker Barrel, Supervalu, Wakefern, Publix, Safeway, DOT Foods, Target and Costco. The breadth of our multiple-channel sales and distribution system allows us to capitalize on above-average growth trends within certain of these distribution channels and expand distribution of acquired brands. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for 50.1% of our net sales for the first three quarters of 2009.

        Strong cash flow generation.    We have generated significant cash flows from our operations. Beginning with fiscal 2004 through the first three quarters of 2009, we have generated cumulative cash flows from operations of $183.4 million. Our strong financial performance is a result of our attractive operating income margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. Our business continues to be positioned to generate strong cash flows.

        Experienced management team with proven track record.    Our management team has extensive food industry experience and long standing experience managing our company in a highly competitive environment. Our chief executive officer and chief financial officer have been with us 20 and 26 years, respectively. Each of our other executive officers also has many years of experience with B&G Foods and/or within the industry. Our management team has acquired and integrated 18 brands successfully since 1996 and has developed and implemented a business strategy which has enabled us to become a highly successful manufacturer and distributor of a diverse portfolio of shelf-stable branded food products.

Growth Strategy

        Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of branded shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives:

        Expand brand portfolio with acquisitions of complementary branded businesses.    We intend to continue expanding our brand portfolio by acquiring shelf-stable brands with leading market positions, strong brand equity, distribution expansion opportunities and compelling cost efficiencies at attractive valuations. We believe we can continue our track record of building and improving acquired brands post-acquisition through increased management focus and integration into our well-established manufacturing, sales, distribution and administrative infrastructure. We believe we are well-positioned as a preferred acquirer to capitalize on the trend of large packaged food companies divesting smaller, non-core, yet profitable, brands to increase their focus on their large, global brands.

        Continue to develop new products and deliver them to market quickly.    We intend to continue to leverage our new product development capability and our sales and distribution breadth to introduce new products and product extensions. Our management has demonstrated the ability to launch new products quickly. Examples of the new products we have introduced in recent years are listed above under "Our Competitive Strengths—Track record of new product introductions."

        Leverage our multiple-channel sales and distribution system.    Our multiple-channel sales and distribution system allows us to capitalize on growth opportunities through the quick and efficient introduction of new and acquired products to our customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products by expanding distribution channels, enlarging geographic reach, more effectively managing trade spending, improving packaging and introducing line extensions.

        Continue to focus on higher growth distribution channels and customers.    We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, specialty food distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. Our distribution breadth allows us to benefit from high growth channels such as mass merchants, warehouse and club stores, specialty food distributors, convenience stores, drug stores, vending machines and food services. We intend to continue to create products specific to our higher growth distribution channels and customers.

History

        B&G Foods, including our subsidiaries and predecessors, has been in business for more than 115 years. Our company has been built upon a successful track record of both organic and acquisition-related growth. We have acquired 18 brands since 1996, demonstrating our ability to acquire, integrate and grow shelf-stable branded food products.

        The chart below includes some of the significant events in our recent history:

Products and Markets

        The following is a brief description of our brands and product lines:

Brand	Year Originated	Description
Ortega	1897	• Taco shells, tortillas, seasonings, dinner kits, taco sauces, peppers, refried beans, salsas and related food products • Snack products such as Salsa Con Queso, Salsa Verde and Guacamole
Cream of Wheat	1893

•       One of the most trusted and widely recognized brands of hot cereals sold in the United States

•       Cream of Wheat is available in original 10-minute, 2 1/2 minute and one-minute versions, and also in instant packets of original and other flavors

•       Also available: Cream of Wheat Whole Grain, Cream of Wheat Healthy Grain and SpongeBob SquarePants™ Cream of Wheat

•       Cream of Rice is a rice-based hot cereal.

Maple Grove Farms of Vermont	1915	• Gourmet salad dressings, marinades, fruit syrups, confections, pancake mixes and organic products

Brand	Year Originated	Description
Bloch & Guggenheimer	1889	• Shelf-stable pickles, relishes, peppers, olives and other related specialty items
Polaner	1880

•       Fruit-based spreads as well as jarred wet spices such as chopped garlic and basil

•       Polaner All Fruit is a leading national brand of fruit-juice sweetened fruit spread

•       Polaner Sugar Free is a leading national brand of sugar free preserves

B&M	1927	• The original brand of brick-oven baked beans • Includes a variety of baked beans and brown bread
Las Palmas	1922	• Authentic Mexican enchilada sauce and various pepper products
Underwood	1870	• Underwood meat spreads include deviled ham, chicken and roast beef as well as liver pate and sardines
Emeril's	2000

•       Introduced under a licensing agreement with celebrity chef Emeril Lagasse

•       Seasonings, salad dressings, marinades, pepper sauces, barbecue sauces, mustards, salsas, pasta sauces and chicken, beef and vegetable cooking stocks

Ac'cent	1947	• An all-natural flavor enhancer for meat preparation and is generally used on beef, poultry, fish and vegetables
Trappey's	1898	• High quality peppers and hot sauces, including Trappey's Red Devil
Regina	1949	• Vinegars and cooking wines • Products are most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups

Brand	Year Originated	Description
Joan of Arc	1895	• Canned beans including kidney, chili and other beans • Products are sold nationally with significant sales in the Midwest and Southeast
Grandma's	1890	• Molasses offered in two distinct styles: Grandma's Original Molasses and Grandma's Robust Molasses
Wright's	1895	• An all-natural seasoning that reproduces the flavor and aroma of pit smoking in meats, chicken and fish; offered in two flavors: Hickory and Mesquite
Sa-són Ac'cent	1947	• A flavor enhancer used primarily for Puerto Rican and Hispanic food preparation • Offered in four flavors: Original, Coriander and Achiote, Garlic and Onion, and Tomato
Brer Rabbit	1907	• Mild and full-flavored molasses products and a blackstrap molasses product
Vermont Maid	1919	• Vermont Maid syrup is available in regular, sugar-free and sugar-free butter varieties • Mainly distributed in New England

Offer to Purchase and Consent Solicitation

        On January 8, 2010, we commenced tender offers to purchase for cash any and all of our outstanding 12% senior subordinated notes due 2016, which we refer to as our senior subordinated notes, and for any and all of our outstanding 8% senior notes due 2011, which we refer to as our existing senior notes, and, in connection therewith, we are also soliciting consents to amend the indentures governing the senior subordinated notes and existing senior notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default. Consummation of this offering is conditioned upon our purchase in the tender offers of not less than $200.0 million aggregate principal amount of the existing senior notes and senior subordinated notes.

Recent Developments

        In September 2009, we issued 11,500,000 shares of our Class A common stock at a price of $8.00 per share. After deducting underwriting discounts and commissions, we received proceeds of approximately $86.9 million.

        On November 2, 2009, we partially redeemed $90.0 million principal amount of our senior subordinated notes at a cash redemption price of 106% of the principal amount of the notes being redeemed, plus two days of accrued and unpaid interest on such principal amount. Upon completion of the partial redemption, $69.5 million principal amount of the senior subordinated notes remained outstanding. The senior subordinated notes redeemed included senior subordinated notes forming part of our Enhanced Income Securities (EISs). Each EIS represented one share of our Class A common stock and $7.15 principal amount of the senior subordinated notes. Pursuant to the terms of the indenture governing the senior subordinated notes, our partial redemption of the senior subordinated notes resulted in an automatic separation (or "splitting") of all of the EISs. As a result, the EISs, which traded on the New York Stock Exchange under the symbol "BGF" ceased trading before the opening of the market on October 27, 2009. On October 27, 2009, those shares of Class A common stock that had previously been represented by EISs began trading on the New York Stock Exchange under the symbol "BGS" together with all other outstanding shares of our Class A common stock.

        As discussed in "Offer to Purchase and Consent Solicitation," we commenced tender offers to purchase for cash any and all of our outstanding senior subordinated notes and existing senior notes on January 8, 2010. With the net proceeds from this offering, we will:

  •
  purchase all $69.5 million aggregate principal amount of our senior subordinated notes and all $240.0 million aggregate principal amount of our existing senior notes, that are, in either case, validly tendered in connection with the tender offers referred to above;

  •
  pay accrued and unpaid interest on all such indebtedness;

  •
  pay all premiums and transaction expenses associated therewith; and

  •
  use the remaining net proceeds to call for redemption any notes not tendered in the tender offers, and for general corporate purposes, including, the acquisition of assets used or useful in, or the equity of an entity engaged in our business or a related business.

See "Use of Proceeds" and "Capitalization."

Our Corporate Information

        We are a Delaware corporation. Our corporate headquarters are located at Four Gatehall Drive, Suite 110, Parsippany, New Jersey 07054, and our telephone number is (973) 401-6500. Our web site address is www.bgfoods.com. The information contained on our web site is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

Summary of the Offering

Issuer	B&G Foods, Inc.
Notes Offered	$350,000,000 in aggregate principal amount of 7.625% Senior Notes due 2018.
Maturity Date	January 15, 2018.
Interest Payment Dates	January 15 and July 15 of each year, commencing July 15, 2010.
Guarantees
Our obligations under the notes will be jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and future domestic subsidiaries. For a discussion of the risks relating to the guarantees, see "Risk Factors—Your right to receive payment on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all the guarantors' existing and future secured indebtedness" and "—If the guarantees of the notes are held to be invalid or unenforceable or are limited in accordance with their terms, the notes would be structurally subordinated to the debt of our subsidiaries."
Ranking	The notes and the subsidiary guarantees will be our and the guarantors' general unsecured obligations and:
• will be effectively junior in right of payment to all of our and the guarantors' secured indebtedness;
• will be pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt (including any remaining existing senior notes); and
• will be senior in right of payment to all of our and the guarantors' future subordinated debt (including any remaining senior subordinated notes).

As of October 3, 2009, after giving effect to the completion of this offering and the retirement in full of our existing 8% senior notes due 2011 and our existing 12% senior subordinated notes due 2016, we would have had $130.0 million principal amount of outstanding senior secured debt and $350.0 million principal amount of outstanding senior unsecured debt. In addition, as of October 3, 2009, after giving effect to the completion of this offering and the retirement in full of the existing senior notes and senior subordinated notes, we would have had the ability to borrow up to $24.5 million under our revolving credit facility (net of $0.5 million reserved for issued and outstanding letters of credit), which would be effectively senior in right of payment to the notes.

Optional Redemption	On or after January 15, 2014, we may redeem some or all of the notes at the redemption prices set forth under "Description of Notes—Optional Redemption."

Prior to January 15, 2013, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture from the proceeds of one or more equity offerings at the redemption prices set forth under "Description of Notes—Optional Redemption."

We are also permitted to redeem the entire aggregate principal amount of the notes issued under the indenture prior to January 15, 2014 by making a lump-sum payment equal to the present value of future interest payments that will not be paid because of the early redemption.
Offer to Purchase
If we or any of the guarantors sell certain assets or experience specific kinds of changes in control, we must offer to purchase the notes at the prices set forth under "Description of Notes—Change of Control" and "—Asset Sales" plus accrued and unpaid interest, to the date of repurchase.
Covenants	We will issue the notes under an indenture among us, the guarantors and the trustee. The indenture (among other things) will limit our ability and the ability of the guarantors to:
• incur additional indebtedness and issue certain preferred stock or redeemable capital stock;
• make certain restricted payments, including investments;
• sell certain assets;
• enter into certain transactions with affiliates;
• create certain types of liens;
• sell all or substantially all of our assets or consolidate or merge with or into other companies; and
• enter into sale and leaseback transactions.
Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of Notes—Certain Covenants."
Use of Proceeds
We intend to use the net proceeds from the offering to purchase all $240.0 million principal amount of our 8% senior notes due 2011 and all $69.5 million principal amount of our 12% senior subordinated notes due 2016 that are tendered in the tender offers commenced in connection with this offering. We will use any remaining net proceeds to call for redemption any notes not tendered in the tender offers and for general corporate purposes, including, the acquisition of assets used or useful in, or the equity of an entity engaged in our business or a related business.

Tender Offers

•       The tender offer to purchase for cash any and all of our outstanding senior subordinated notes and, in connection therewith, the solicitation of consents to amend certain provisions of the indenture governing such notes; and

•       The tender offer to purchase for cash any and all of our outstanding existing senior notes, and, in connection therewith, the solicitation of consents to amend certain provisions of the indenture governing such notes.

See "Offer to Purchase and Consent Solicitation."
Conditions to the Offering
Consummation of this offering is conditioned upon our purchase in the tender offers of not less than $200.0 million aggregate principal amount of the existing senior notes and the senior subordinated notes.
Governing Law	The notes will be governed by the laws of the State of New York.

Risk Factors

        You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus supplement before investing in our notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following summary historical consolidated financial data should be read in conjunction with "Selected Historical Consolidated Financial Data" included elsewhere in this prospectus supplement and our audited and unaudited consolidated financial statements and notes to those statements incorporated by reference into this prospectus supplement. Our summary historical consolidated statement of operations data for fiscal years 2006, 2007 and 2008 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Our historical consolidated statements of operations data for the first three quarters of fiscal 2008 and first three quarters of fiscal 2009 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement.

				Thirty-Nine Weeks Ended
	Fiscal 2006	Fiscal 2007	Fiscal 2008	September 27, 2008	October 3, 2009
				(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Statement of Operations Data(1):
Net sales	$411,306	$471,336	$486,896	$352,041	$365,408
Cost of goods sold(2)	297,053	323,316	352,967	252,816	253,569

Gross profit	114,253	148,020	133,929	99,225	111,839
Sales, marketing and distribution expenses	45,343	51,684	44,888	34,563	32,575
General and administrative expenses(3)	7,688	9,682	8,707	5,307	7,753
Gain on sale of property, plant and equipment(4)	(525)	—	—	—	—
Amortization expense—customer relationships(5)	731	5,501	6,450	4,838	4,838

Operating income(6)	61,016	81,153	73,884	54,517	66,673
Interest expense, net	43,481	52,688	58,067	37,041	39,996
Loss on extinguishment of debt	—	—	—	—	674

Income before income tax expense	17,535	28,465	15,817	17,476	26,003
Income tax expense	5,962	10,640	6,084	6,647	9,900

Net income	$11,573	$17,825	$9,733	$10,829	$16,103

				Thirty-Nine Weeks Ended
	Fiscal 2006	Fiscal 2007	Fiscal 2008	September 27, 2008	October 3, 2009
				(Unaudited)	(Unaudited)
	(In thousands, except ratios)
Other Financial Data(1):
EBITDA(7)	$69,000	$94,451	$89,436	$65,937	$77,520
Net cash provided by operating activities	32,771	34,049	40,496	28,526	34,301
Capital expenditures	(7,306)	(14,230)	(10,631)	(9,832)	(7,943)
Payments for acquisition of businesses	(30,102)	(200,526)	—	—	—
Net proceeds from sale of property, plant and equipment	1,275	—	—	—	—
Net cash provided by (used in) financing activities	7,621	187,693	(33,747)	(23,395)	58,587
Ratio of earnings to fixed charges(8)	1.4x	1.5x	1.3x	1.4x	1.6x
Total debt/EBITDA	6.2x	5.7x	6.0x	N/A	N/A
EBITDA/cash interest expense(9)	1.7x	2.0x	1.8x	N/A	N/A

				Thirty-Nine Weeks Ended
	Fiscal 2006	Fiscal 2007	Fiscal 2008	September 27, 2008	October 3, 2009
				(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data (at end of period)(1):
Cash and cash equivalents	$29,626	$36,606	$32,559	$31,899	$117,628
Total assets	616,205	847,590	825,090	836,903	917,102
Total debt	430,800	535,800	535,800	535,800	529,541
Total stockholders' equity(10)(11)	75,487	174,635	144,648	161,608	229,363

(1)
We completed the acquisition of the Grandma's molasses business from Cadbury Schweppes on January 10, 2006. We completed the acquisition of the Cream of Wheat business from Kraft effective February 25, 2007. The Grandma's molasses acquisition and the Cream of Wheat acquisition have been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired businesses are included in our consolidated financial statements from the respective dates of acquisition. These acquisitions and the application of the purchase method of accounting for these acquisitions affect comparability between periods.

(2)
Cost of goods sold for fiscal 2008 include $0.1 million of the $0.8 million severance and termination charges we incurred in fiscal 2008 relating to a workforce reduction announced in October 2008.

(3)
General and administrative expenses for fiscal 2007 include an accrual of $1.9 million relating to a special bonus pool approved by our compensation committee and paid in fiscal 2008 to our executive officers and certain members of senior management to recognize their significant contributions to the successful completion of the Cream of Wheat acquisition and the Class A common stock offering in fiscal 2007, offset by an insurance reimbursement of $0.8 million relating to a previously reported employee theft. General and administrative expenses for fiscal 2008 include $0.7 million of the $0.8 million severance and termination charges we incurred in fiscal 2008 relating to a workforce reduction announced in October 2008.

(4)
The gain on sale of property, plant and equipment of $0.5 million in fiscal 2006 relates to the sale of our New Iberia, Louisiana manufacturing facility on July 9, 2006.

(5)
Amortization expense of customer relationships are amortized over their useful lives of 20 years and includes the amortization expense relating to the amortization of customer relationship intangibles acquired in the Grandma's molasses acquisition and the Cream of Wheat acquisition.

(6)
Fiscal 2008 net interest expense includes a $5.6 million charge relating to the unrealized loss on our interest rate swap subsequent to our determination that the swap was no longer an effective hedge as defined by FASB standards, due to Lehman's bankruptcy filing in September 2008 and a reclassification of $0.5 million of the amount recorded in accumulated other comprehensive income (loss) related to the swap. Net interest expense in the first three quarters of 2009 included a $0.1 million benefit relating to an unrealized gain on our interest rate swap, partially offset by a reclassification of $1.3 million of the amount recorded in accumulated other comprehensive income (loss) related to the swap.

(7)
EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (A) below). Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility, our existing senior notes indenture and our senior subordinated notes indenture contain ratios based on this measure. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends. Rather, EBITDA is a potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

        The following is a reconciliation of EBITDA to net income for the periods presented below:

					Thirty-Nine Weeks Ended
				Latest 12 Months Ended October 3, 2009
	Fiscal 2006	Fiscal 2007	Fiscal 2008		September 27, 2008	October 3, 2009
				(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
Net income	$11,573	$17,825	$9,733	$15,007	$10,829	$16,103
Income tax expense	5,962	10,640	6,084	9,337	6,647	9,900
Interest expense, net	43,481	52,688	58,067	61,022	37,041	39,996
Depreciation and amortization	7,984	13,298	15,552	14,979	11,420	10,847
Loss on extinguishment of debt(A)	—	—	—	674	—	674

EBITDA	$69,000	$94,451	$89,436	$101,019	$65,937	$77,520

(A)
Loss on extinguishment of debt for the first three quarters of 2009 and latest twelve months ended October 3, 2009 includes costs relating to our repurchase of senior subordinated notes, including the repurchase premium and the write-off of deferred debt financing costs.

(8)
On November 2, 2009, we redeemed $90.0 million aggregate principal amount of our senior subordinated notes. Assuming that partial redemption had occurred on October 3, 2009, our ratio of earnings to fixed charges at October 3, 2009, would have been 1.3x. Assuming this offering and the retirement in full of our existing senior notes and senior subordinated notes had occurred on October 3, 2009, our ratio of earnings to fixed charges at October 3, 2009, would have been 1.0x. We have calculated the ratio of earnings to fixed charges by dividing net income by fixed charges. For the purpose of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of the sum of interest on indebtedness, amortization expenses related to indebtedness, loss on extinguishment of debt, reclassification to net interest expense of a portion of the amount recorded in accumulated other comprehensive income (loss) related to our interest rate swap and an interest component of lease rental expense. Fixed charges exclude the unrealized loss on our interest rate swap.

(9)
Cash interest expense, calculated below, is equal to interest expense, net, less amortization of deferred financing and bond discount and write-off of deferred debt issuance costs. During the third and fourth quarters of 2009, we redeemed $96.3 million aggregate principal amount of our senior subordinated notes due 2016. Assuming that we had redeemed such principal amount on January 4, 2009, our net interest expense for the thirty-nine weeks ended October 3, 2009 would have been $27.9 million.

	Fiscal Year Ended
	December 30, 2006	December 29, 2007	January 3, 2009
	(In thousands, except ratios)
Interest expense, net	$43,481	52,688	58,067
Amortization of deferred financing costs	(2,830)	(3,190)	(3,169)
Unrealized loss on interest rate swap	—	—	(5,569)
Reclassification to interest expense, net	—	—	(494)
Write-off of deferred debt issuance costs	—	(1,769)	—

Cash interest expense	$40,651	$47,729	$48,835

EBITDA	69,000	94,451	89,436
EBITDA/Cash interest expense	1.7x	2.0x	1.8x

(10)
In fiscal 2006 we adopted a new accounting standard relating to defined benefit pension and other postretirement plans. The adoption resulted in the recognition of an incremental $2.6 million of additional pension obligations, an increase in deferred tax assets of $1.0 million and a decrease to stockholders' equity of $1.6 million, with no impact to our statements of operations or cash flows.

(11)
In fiscal 2005 we adopted a new accounting standard relating to the consideration of the effects of prior year misstatements when quantifying misstatements in current year financial statements. The adoption allowed a one-time transitional cumulative effect adjustment to beginning retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the new standard. In accordance with this standard, we adjusted our opening accumulated deficit for fiscal 2006 in the amount of $0.6 million to re-establish certain deferred tax liabilities that were reversed prior to our fiscal 2001.

RISK FACTORS

        An investment in the notes involves a number of risks. Before deciding whether to purchase the notes, you should give careful consideration to the risks discussed below and elsewhere in this prospectus supplement, including those set forth under the heading "Special Note Regarding Forward-Looking Statements" on page S-21 of this prospectus supplement, and in our filings with the Securities and Exchange Commission (SEC) that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also impair our business operations.

        Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, consolidated financial condition, results of operations or liquidity. In that case, you may lose all or part of your investment.

Risks Relating to this Offering

We have substantial indebtedness, which could:

  •
  restrict our ability to service the notes; and

  •
  impact our financing options and liquidity position.

        We currently have and following this offering will continue to have a significant amount of indebtedness. At October 3, 2009, after giving pro forma effect to this offering and the retirement in full of the existing senior notes and senior subordinated notes, we would have had $130.0 million of senior secured indebtedness and $350.0 million of senior unsecured indebtedness.

        The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the notes, including:

  •
  our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  a significant portion of our cash flow is likely to be dedicated to the payment of interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and acquisitions; and

  •
  we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        Although our revolving credit facility contains total leverage, senior leverage and cash interest coverage maintenance covenants and the indenture governing the notes will contain covenants that will restrict our ability to incur debt as described under "Description of Notes" and "Description of Certain Indebtedness," as long as we meet these financial covenant tests we will be allowed to incur additional indebtedness. In addition, the indenture governing the notes will allow us to issue additional notes with terms identical (other than issuance date) to the notes we are currently offering under certain circumstances.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not be able to repay or refinance the notes or our credit facility upon terms acceptable to us or at all.

        Our ability to make payments on and to refinance our indebtedness, including the notes and indebtedness under our credit facility, and to fund planned capital expenditures and potential acquisitions will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        A significant portion of our cash flow from operations will be dedicated to servicing our debt requirements. In addition, we currently intend to continue distributing a significant portion of any remaining cash flow to our stockholders as dividends. Moreover, prior to the maturity of the notes, we will not be required to make any payments of principal on the notes.

        Our ability to continue to expand our business will, to a certain extent, be dependent upon our ability to borrow funds under our revolving credit facility and to obtain other third-party financing, including through the sale of securities or the issuance of other indebtedness. Our credit facility is subject to periodic renewal or must otherwise be refinanced. If we are unable to refinance our indebtedness, including our credit facility or the notes, on commercially reasonable terms or at all, we would be forced to seek other alternatives, including:

  •
  sales of assets;

  •
  sales of equity; and

  •
  negotiations with our lenders or noteholders to restructure the applicable debt.

In addition, if we are unable to refinance our credit facility, our failure to repay all amounts due on the maturity date would cause a default under the indenture governing the notes.

        If we are forced to pursue any of the above options, our business and/or the value of your investment in the notes could be adversely affected.

We are a holding company and we rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and all of our assets are held by our direct and indirect subsidiaries and we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and to enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, our credit facility, the terms of the indenture governing the notes and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We will be subject to restrictive debt covenants and other requirements related to our debt that will limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the incurrence of additional indebtedness and the issuance of certain preferred stock or redeemable capital stock;

  •
  a number of restricted payments, including investments;

  •
  specified sales of assets;

  •
  specified transactions with affiliates;

  •
  the creation of certain types of liens;

  •
  consolidations, mergers and transfers of all or substantially all of our assets; and

  •
  entry into sale and leaseback transactions.

        Our credit facility requires us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum leverage ratio, a minimum interest coverage ratio and a maximum senior leverage ratio.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, or failure to meet or maintain ratios or tests could result in a default under our credit facility and/or the indenture governing the notes. In addition, upon the occurrence of an event of default under our credit facility or the indenture governing the notes, the lenders could elect to declare all amounts outstanding under the credit facility and the notes, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the credit facility lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the notes.

Our credit facility and the indenture governing the notes will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends. Any amounts paid by us in the form of dividends to our stockholders will not be available in the future to satisfy our obligations to the holders of the notes and our other indebtedness.

        Although our credit facility and the indenture governing the notes have some limitations on our payment of dividends, they permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends. We intend to continue paying quarterly dividends on our Class A common stock. Specifically, the indenture governing the notes permits us to use up to 100% of our excess cash (which is consolidated cash flow, as defined in the indenture, minus the sum of cash income tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness) for the period (taken as one accounting period) from and including the beginning of the fiscal quarter in which the indenture is executed to the end of our most recent fiscal quarter for which internal financial statements are available at the time of such payments, plus certain incremental funds described in the indenture for the payment of dividends, so long as the fixed charge coverage ratio for the four most recent fiscal quarters for which internal financial statements are available period is not less than 1.6 to 1.0, subject to certain limitations, as more fully described in "Description of Notes—Certain Covenants—Restricted Payments." In addition, we may pay dividends on our common stock of up to $40.0 million in the aggregate. Our credit facility (subject to certain financial ratio requirements) and the indenture governing the notes will permit us to use up to 100% of our excess cash, as defined in the indenture governing the notes and described in detail in "Description of Notes—Certain Covenants" and "Description of Certain Indebtedness—Senior Secured Credit Facility" plus certain other amounts under certain limited circumstances to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations to the holders of our notes and our other other indebtedness.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

        At October 3, 2009 our total assets included intangible assets in the amount of $592.1 million, representing approximately 64.6% of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of our brands. As a result, in the event of a default on the notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. See "Description of Notes—Repurchase at the Option of Holders."

Although the notes are referred to as "senior" notes, your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all the guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to our senior credit facility, which is secured by liens on substantially all of our and the guarantors' assets, other than our and the guarantors' real property. The notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

        As of October 3, 2009, on a pro forma basis after giving effect to this offering and the retirement in full of the existing senior notes and senior subordinated notes, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries would have been $130.0 million, and approximately $24.5 million would have been available for additional borrowing under our revolving credit facility (net of $0.5 million reserved for issued and outstanding letters of credit). We will be permitted to borrow substantial additional indebtedness, including additional secured debt, in the future under the terms of the indenture. See "Description of Certain Indebtedness—Senior Secured Credit Facility."

If the guarantees of the notes are held to be invalid or unenforceable or are limited in accordance with their terms, the notes would be structurally subordinated to the debt of our subsidiaries.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

  •
  was engaged or about to engage in a business or a transaction for which the guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as the debts mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be sure what standard a court would apply to determine whether the subsidiary guarantors were solvent at the relevant time. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

        The guarantee of the notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the notes. If the guarantee of any subsidiary guarantor were voided, the notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

You may find it difficult to sell your notes.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so. Accordingly, any market-making activities with respect to the notes may be discontinued at any time without notice.

        If a market for the notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be unfavorable. It is also possible that any trading market that does develop for the notes will not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in the industry generally;

  •
  the interest of securities dealers in making a market for the notes;

  •
  prevailing interest rates; and

  •
  the market for similar securities.

The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the notes develops, it is possible that the market for the notes will be subject to disruptions and price volatility. Any disruptions may adversely affect the value of your notes regardless of our operating performance, financial condition and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference contain forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  the effects of rising costs for our raw materials, packaging and ingredients;

  •
  crude oil prices and their impact on distribution, packaging and energy costs;

  •
  our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

  •
  intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to integrate any businesses we acquire;

  •
  our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

  •
  the effects of currency movements of the Canadian dollar compared to the U.S. dollar;

  •
  other factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

  •
  competitors' pricing practices and promotional spending levels;

  •
  the risks associated with third-party suppliers and co-packers, including the risk that failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products; and

  •
  fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference.

Developments in any of these areas, which are more fully described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus supplement are based on information available to us on the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus supplement.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $339.2 million. "Net proceeds" is what we expect to receive after paying the underwriting discount and other expenses of the offering, including legal, accounting and printing fees.

        We intend to use the net proceeds from the offering to purchase all $240.0 million principal amount of our 8% senior notes due 2011 and all $69.5 million principal amount of our 12% senior subordinated notes due 2016 and to pay fees and expenses related to retirement of the existing senior notes and senior subordinated notes that are tendered in the tender offers commenced in connection with this offering. We will use any remaining net proceeds to call for redemption any notes not tendered in the tender offers, and for general corporate purposes, including, the acquisition of assets used or useful in, or the equity of an entity engaged in our business or a related business. Pursuant to the indentures under which the existing senior notes and senior subordinated notes were issued, (i) the existing senior notes, maturing on October 1, 2011, may be redeemed at a price of 102% through September 30, 2010 and 100% on or after October 1, 2010; and (ii) the senior subordinated notes, maturing on October 30, 2016, may be redeemed at a price of 106% beginning October 30, 2009 and thereafter at prices declining annually to 100% on or after October 30, 2012.

        Until we use the remaining net proceeds of the offering for general corporate purposes, we will invest the funds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of October 3, 2009:

  •
  on an actual basis;

  •
  on an as adjusted basis as if the partial redemption of $90.0 million principal amount of our senior subordinated notes on November 2, 2009 had occurred on October 3, 2009; and

  •
  on an as adjusted basis as if the partial redemption, this offering and the repayment in full of $240.0 million principal amount of our existing senior notes and $69.5 million principal amount of our senior subordinated notes with a portion of the proceeds of this offering had occurred on October 3, 2009.

        We urge you to read this table in conjunction with "Use of Proceeds," the audited and unaudited consolidated financial statements and the notes to those statements and related information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in this prospectus supplement and the financial data set forth under "Summary Historical Consolidated Financial Data."

	As of October 3, 2009
	Actual	As Adjusted for Partial Redemption	As Further Adjusted
	(In thousands)
Cash and cash equivalents	$117,628	$22,228	$41,312

Long-term debt:
Revolving credit facility	$—	$—	$—
Term loan facility	130,000	130,000	130,000
8% senior notes due 2011	240,000	240,000	—
12% senior subordinated notes due 2016(1)	159,541	69,541	—
7.625% senior notes due 2018 offered hereby	—	—	350,000
Issuance discount(2)	—	—	(2,551)

Total long-term debt	529,541	439,541	477,449
Less current portion(1)	90,000	—	—

Long-term debt, less current portion	$439,541	439,541	$477,449
Stockholders' equity:
Preferred stock—$0.01 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—	—
Class A common stock—$0.01 par value per share, 100,000,000 shares authorized; 47,367,292 shares issued and outstanding	474	474	474
Class B common stock—$0.01 par value per share, 25,000,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	238,287	238,287	238,287
Accumulated other comprehensive loss	(11,022)	(11,022)	(11,022)
Retained earnings (accumulated deficit)(3)	1,624	(4,334)	(13,996)

Total stockholders' equity	229,363	223,405	213,743

Total capitalization	$668,904	$662,946	$691,192

(1)
During the third quarter of fiscal 2009, we issued a notice of partial redemption for $90.0 million principal amount of our senior subordinated notes at a cash redemption price of 106% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, the redemption date of November 2, 2009. As a result of the foregoing, during the third quarter of fiscal 2009 we reclassified $90.0 million principal amount of our senior subordinated notes from long-term debt to current portion of long-term debt in our consolidated financial statements. Upon completion of the redemption, $69.5 million principal amount of the senior subordinated notes remained outstanding.

(2)
The 7.625% notes offered hereby will be issued at a public offering price of 99.271% of face value. The original issue discount will be amortized over the life of the notes as interest expense.

(3)
As adjusted for partial redemption accumulated deficit includes $6.0 million of costs relating to the early extinguishment of debt, including: $4.2 million for write-off of deferred debt issuance costs and $5.4 million for the repurchase premium, offset by $3.6 million for the related tax benefit.

  As further adjusted accumulated deficit includes $9.7 million of costs relating to the early extinguishment of debt, including: $4.9 million for write-off of deferred debt issuance costs and $10.6 million for the repurchase premium, offset by $5.8 million for the related tax benefit.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended January 3, 2009 and our Quarterly Report on Form 10-Q for the quarter ended October 3, 2009, and our audited and unaudited consolidated financial statements and related notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial data as of and for fiscal 2004, fiscal 2005, fiscal 2006, fiscal 2007 and fiscal 2008 have been derived from our audited consolidated financial statements. The selected historical consolidated financial data as of and for the first three quarters of 2008 and 2009 have been derived from our unaudited consolidated financial statements.

						Thirty-Nine Weeks Ended
	Fiscal 2004	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	September 27, 2008	October 3, 2009
						(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Statement of Operations Data(1):
Net sales	$372,754	$379,262	$411,306	$471,336	$486,896	$352,041	$365,408
Cost of goods sold(2)	260,814	275,768	297,053	323,316	352,967	252,816	253,569

Gross profit	111,940	103,494	114,253	148,020	133,929	99,225	111,839
Sales, marketing and distribution expenses	43,241	41,522	45,343	51,684	44,888	34,563	32,575
General and administrative expenses(3)	4,885	6,965	7,688	9,682	8,707	5,307	7,753
Management fees—related party	386	—	—	—	—	—	—
Transaction related compensation expenses(4)	9,859	—	—	—	—	—	—
Gain on sale of property, plant and equipment(5)	—	—	(525)	—	—	—	—
Amortization expense—customer relationships(6)	—	—	731	5,501	6,450	4,838	4,838

Operating income	53,569	55,007	61,016	81,153	73,884	54,517	66,673
Interest expense, net(7)	48,148	41,767	43,481	52,688	58,067	37,041	39,996
Loss on extinguishment of debt	—	—	—	—	—	—	674

Income before income tax expense	5,421	13,240	17,535	28,465	15,817	17,476	26,003
Income tax expense	2,126	5,235	5,962	10,640	6,084	6,647	9,900

Net income	3,295	8,005	11,573	17,825	9,733	10,829	16,103
Preferred stock accretion	11,666	—	—	—	—	—	—
Gain on repurchase of preferred stock	(17,622)	—	—	—	—	—	—

Net income available to common stockholders	$9,251	$8,005	$11,573	$17,825	$9,733	$10,829	$16,103

						Thirty-Nine Weeks Ended
	Fiscal 2004	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	September 27, 2008	October 3, 2009
						(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data (at end of period)(1):
Cash and cash equivalents	$28,525	$25,429	$29,626	$36,606	$32,559	$31,899	$117,628
Net working capital(8)	73,259	78,407	73,415	78,499	81,812	80,361	(1,133)
Total assets	595,952	594,175	616,205	847,590	825,090	836,903	917,102
Total debt	405,800	405,800	430,800	535,800	535,800	535,800	529,541
Total stockholders' equity(9)(10)	$92,261	$83,274	$75,487	$174,635	$144,648	$161,608	$229,363

(1)
We completed the acquisition of the Ortega food service dispensing pouch and dipping cup acquisition from Nestlé on December 1, 2005. We completed the Grandma's molasses acquisition from Cadbury Schweppes on January 10, 2006. We completed the Cream of Wheat acquisition from Kraft effective February 25, 2007. The Ortega acquisition, the Grandma's molasses acquisition and the Cream of Wheat acquisition have been accounted for using the purchase method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired businesses are included in our consolidated financial statements from the respective dates of acquisition. These acquisitions and the application of the purchase method of accounting for these acquisitions affect comparability between periods.

(2)
Cost of goods sold for fiscal 2005 include a $3.8 million charge related to the closing of our New Iberia, Louisiana, manufacturing facility, which included a cash charge for employee compensation and other costs of $0.8 million and a non-cash charge for the impairment of property, plant, equipment and inventory of $3.0 million. Cost of goods sold for fiscal 2008 include $0.1 million of the $0.8 million severance and termination charges we incurred in fiscal 2008 relating to a workforce reduction announced in October 2008.

(3)
General and administrative expenses for fiscal 2007 include an accrual of $1.9 million relating to a special bonus pool approved by our compensation committee and paid in fiscal 2008 to our executive officers and certain members of senior management to recognize their significant contributions to the successful completion of the Cream of Wheat acquisition and the Class A common stock offering in fiscal 2007, offset by an insurance reimbursement of $0.8 million relating to a previously reported employee theft. General and administrative expenses for fiscal 2008 include $0.7 million of the $0.8 million severance and termination charges we incurred in fiscal 2008 relating to a workforce reduction announced in October 2008.

(4)
Transaction related compensation expenses in fiscal 2004, which were incurred in connection with our 2004 Enhanced Income Securities (EIS) offering and related transactions, include $6.0 million of transaction bonuses and $3.9 million for the repurchase of employee stock options.

(5)
The gain on sale of property, plant and equipment of $0.5 million relates to the sale of our New Iberia, Louisiana, manufacturing facility on July 9, 2006.

(6)
Amortization expense of customer relationships are amortized over their useful lives of 20 years and includes the amortization expense relating to the amortization of customer relationship intangibles acquired in the Grandma's molasses acquisition and Cream of Wheat acquisition. We had no customer relationship intangibles in fiscal 2004 or 2005.

(7)
Fiscal 2004 net interest expense includes $13.9 million of costs relating to the early extinguishment of debt incurred in connection with our 2004 EIS offering, the concurrent offerings and the related transactions. Included in these costs are: $8.4 million for the write-off of deferred debt issuance costs, $4.9 million for bond tender costs and $0.6 million for the payment of bond discount. Fiscal 2008 net interest expense includes a $5.6 million charge relating to the unrealized loss on our interest rate swap subsequent to our determination that the swap was no longer an effective hedge as defined by FASB standards, due to Lehman's bankruptcy filing in September 2008 and a reclassification of $0.5 million of the amount recorded in accumulated other comprehensive income (loss) related to the swap. Net interest expense in the first two quarters of 2009 included a $0.7 million benefit relating to an unrealized gain on our interest rate swap, partially offset by a reclassification of $0.8 million of the amount recorded in accumulated other comprehensive income (loss) related to the swap.

(8)
Net working capital is current assets excluding cash and cash equivalents minus current liabilities.

(9)
In fiscal 2006 we adopted a new accounting standard relating to defined benefit pension and other postretirement plans. The adoption resulted in the recognition of an incremental $2.6 million of additional pension obligations, an increase in deferred tax assets of $1.0 million and a decrease to stockholders' equity of $1.6 million, with no impact to our statements of operations or cash flows.

(10)
In fiscal 2005 we adopted a new accounting standard relating to the consideration of the effects of prior year misstatements when quantifying misstatements in current year financial statements. The adoption allowed a one-time transitional cumulative effect adjustment to beginning retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the new standard. In accordance with this standard, we adjusted our opening accumulated deficit for fiscal 2006 in the amount of $0.6 million to re-establish certain deferred tax liabilities that were reversed prior to our fiscal 2001.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        We have a senior secured credit facility that includes a $25.0 million revolving credit facility, which is undrawn except for $0.5 million in outstanding letters of credit, and $130.0 million principal amount of term loan borrowings as of October 3, 2009. During the third quarter of 2009, Credit Suisse replaced Lehman Commercial Paper Inc. (Lehman CPI) as the administrative agent under our credit facility. Also during the third quarter of 2009, the credit facility was amended to, among other things, extend the maturity date for the undrawn revolving credit facility from January 2011 to February 2013. As amended, our $25.0 million revolving credit facility and our $130.0 million of term loan borrowings mature in February 2013, provided, however, that if we do not repay, redeem or refinance our existing 8% senior notes prior to April 1, 2011, the revolving credit facility and the outstanding term loan borrowings will become immediately due and payable on April 1, 2011. The following discussion of the credit facility describes the credit facility as amended through the date of this prospectus supplement.

        Interest under the revolving credit facility, including any outstanding letters of credit, is determined based on alternative rates that we may choose in accordance with the revolving credit facility, including the "base lending rate" per annum plus an applicable margin of 2.00%, and LIBOR plus an applicable margin of 3.00%. We pay a commitment fee of 0.50% per annum on the unused portion of the revolving credit facility. Interest under the term loan facility is determined based on alternative rates that we may choose in accordance with the credit facility, including the base lending rate per annum plus an applicable margin of 1.00%, and LIBOR plus an applicable margin of 2.00%.

        Our obligations under the credit facility are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries. The credit facility is secured by substantially all of our and our domestic subsidiaries' assets except our and our domestic subsidiaries' real property. The credit facility provides for mandatory prepayment upon certain asset dispositions and issuances of indebtedness, as defined. The credit facility contains covenants that restrict, among other things, our ability to incur additional indebtedness, pay dividends and create certain liens. The credit facility also contains certain financial maintenance covenants, which, among other things, specify maximum capital expenditure limits, a minimum interest coverage ratio and a maximum senior and total leverage ratio, each ratio as defined. As of January 2, 2010, we were in compliance with all of the covenants in the credit facility. Proceeds of the revolving credit facility are restricted to funding our working capital requirements, capital expenditures and acquisitions of companies in the same line of business as our company, subject to specified criteria. The maximum letter of credit capacity under the revolving credit facility is $10.0 million, with a fronting fee of 3.0% per annum for all outstanding letters of credit.

        On September 15, 2008, Lehman CPI filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Following that date, we no longer believed that Lehman CPI would honor its $3.1 million funding commitment under the revolving credit facility if we were to make a funding request. Therefore, when Lehman CPI's commitment was assumed by other lenders during the third quarter of 2009, the effective available borrowing capacity under our revolving credit facility, net of outstanding letters of credit increased by $3.1 million. At October 3, 2009, the available borrowing capacity under our revolving credit facility, net of outstanding letters of credit of $0.5 million, was $24.5 million. We have not drawn upon the revolving credit facility since its inception in October 2004 and, based upon our cash on hand and working capital requirements, we have no plans to do so for the foreseeable future.

        Effective as of February 26, 2007, we entered into a six year interest rate swap agreement in order to effectively fix at 7.0925% the interest rate payable for $130.0 million of term loan borrowings through the life of the term loan, ending in February 2013. The counterparty to the swap is Lehman Special Financing Inc. (Lehman SFI) and the counterparty's guarantor is Lehman Brothers

Holdings Inc. (Lehman). On September 15, 2008, Lehman filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Lehman SFI filed for protection under Chapter 11 of the U.S. Bankruptcy Code on October 3, 2008.

        We initially designated the swap as a cash flow hedge. Prior to Lehman's bankruptcy filing, we recorded changes in the fair value of the swap in other comprehensive income (loss), net of tax in our consolidated balance sheet. However, as a result of the Lehman bankruptcy filing, we determined in September 2008 that the interest rate swap was no longer an effective hedge. Accordingly, subsequent to that determination, we record changes in the swap's fair value in current earnings in net interest expense in our consolidated statements of operations. We obtain third-party verification of fair value at the end of each reporting period. As of October 3, 2009, the fair value of our interest rate swap was an unrealized loss of $13.0 million and is recorded in other liabilities on our consolidated balance sheet. The amount recorded in accumulated other comprehensive income (loss) will be reclassified to net interest expense over the remaining life of the term loan borrowings as we make interest payments. Net interest expense in the third quarter and first three quarters of 2009 includes a charge of $0.6 million and a benefit of $0.1 million, respectively, relating to the unrealized gain (loss) on our interest rate swap and a reclassification of $0.4 million and $1.3 million, respectively, of the amount recorded in accumulated other comprehensive income (loss) related to the swap. For the fourth quarter of fiscal 2009, we expect to reclassify to net interest expense $0.4 million of the amount recorded in accumulated other comprehensive income (loss).

8% Senior Notes due 2011

        As of the date of this prospectus supplement, we have $240.0 million principal amount of 8% senior notes due 2011 outstanding. In connection with this offering, we intend to retire in full the remaining principal amount of the existing senior notes. We are offering to purchase for cash with net proceeds from this offering any and all of our outstanding existing senior notes. Assuming that all holders of the existing senior notes validly tender (and do not validly withdraw) their senior notes and validly deliver (and do not validly revoke) their corresponding consents on or prior to a certain consent date, the existing senior notes will be purchased in the offer to purchase and consent solicitation. Below is a summary of the existing senior notes.

        In October 2004, we issued $240.0 million aggregate principal amount of the existing senior notes. Interest on the existing senior notes is payable on April 1 and October 1 of each year. The existing senior notes will mature on October 1, 2011, unless earlier purchased in the tender offer or redeemed as described below.

        We may redeem some or all of the existing senior notes at a redemption price of 102% through September 30, 2010, and at a redemption price of 100% on or after October 1, 2010. If we or any of the guarantors sell certain assets or experience specific kinds of changes in control, we must offer to purchase the existing senior notes at the prices as described in our existing senior notes indenture plus accrued and unpaid interest to the date of repurchase.

        We may also, from time to time, seek to retire existing senior notes through cash repurchases of existing senior notes and/or exchanges of existing senior notes for equity securities, in open market purchases, privately negotiated transactions or otherwise, including through the proceeds of this offering. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

        Our obligations under the existing senior notes are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries. The existing senior notes and the subsidiary guarantees are our and the guarantors' general unsecured obligations and are effectively junior in right of payment to all of our and the guarantors' secured indebtedness and to the indebtedness and other liabilities of our non-guarantor subsidiaries; are pari passu in right of payment to all of our and the guarantors' existing and future unsecured senior debt (including the notes offered hereby); and are senior in right of payment to all of our and the guarantors' future subordinated debt (including any remaining senior subordinated notes). Our foreign subsidiary is not a guarantor, and any future foreign or partially owned domestic subsidiaries will not be guarantors, of our existing senior notes.

        Our existing senior notes indenture contains covenants with respect to us and the guarantors and restricts the incurrence of additional indebtedness and the issuance of capital stock; the payment of dividends or distributions on, and redemption of, capital stock; a number of other restricted payments, including certain investments; specified creation of liens, sale-leaseback transactions and sales of assets; fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and specified transactions with affiliates. Each of the covenants is subject to a number of important exceptions and qualifications. As of October 3, 2009, we were in compliance with all of the covenants in the existing senior notes indenture.

12% Senior Subordinated Notes due 2016

        As of the date of this prospectus supplement, we have $69.5 million principal amount of 12% senior subordinated notes due 2016 outstanding. Immediately following and subject to the completion of this offering, we intend to retire in full the remaining principal amount of the senior subordinated notes. We are offering to purchase for cash with net proceeds from this offering any and all of our outstanding senior subordinated notes. Assuming that all holders of the senior subordinated notes validly tender (and do not validly withdraw) their senior subordinated notes and validly deliver (and do not validly revoke) their corresponding consents on or prior to a certain consent date, the senior subordinated notes will be purchased in the offer to purchase and consent solicitation. Below is a summary of the senior subordinated notes.

        In October 2004, we issued $165.8 million aggregate principal amount of 12% senior subordinated notes due 2016, $143.0 million of which was held in the form of EISs and $22.8 million was held on its own. As of October 3, 2009, there was $159.5 million aggregate principal amount of senior subordinated notes outstanding, $123.8 million aggregate principal amount of which was held in the form of EISs and $35.7 million aggregate principal amount of senior subordinated notes was held on its own.

        Interest on the senior subordinated notes is payable quarterly in arrears on each January 30, April 30, July 30 and October 30 through the maturity date. The senior subordinated notes will mature on October 30, 2016, unless earlier retired or redeemed as described below.

        Upon the occurrence of a change of control (as defined in the indenture), unless we have retired the senior subordinated notes or exercised our right to redeem all senior subordinated notes as described below, each holder of the senior subordinated notes has the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued and unpaid interest to the date of repurchase.

        We may, from time to time, seek to retire the senior subordinated notes through cash repurchases of the senior subordinated notes and/or exchanges of the senior subordinated notes for equity securities, in open market purchases, privately negotiated transactions or otherwise, including through the proceeds of this offering. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. During the third quarter of 2009, we repurchased in a privately negotiated transaction $6.3 million principal amount of the senior subordinated notes for $6.6 million plus accrued and unpaid interest.

        In addition, beginning October 30, 2009, we may redeem for cash all or part of the senior subordinated notes at a redemption price of 106% and thereafter at prices declining annually to 100% on or after October 30, 2012.

        During the fourth quarter of 2009, we redeemed $90.0 million principal amount of the senior subordinated notes at a cash redemption price of 106% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, the redemption date of November 2, 2009. Upon completion of the partial redemption, $69.5 million principal amount of the senior subordinated notes remains outstanding.

        Pursuant to the terms of the indenture governing the senior subordinated notes, the partial redemption of the senior subordinated notes resulted in an automatic separation of all of the EISs on the redemption date into the component shares of Class A common stock and senior subordinated notes.

        The partial redemption of the senior subordinated notes is expected to result in a pre-tax charge in our fourth quarter of fiscal 2009 of $9.5 million, which represents a cash charge of $5.4 million relating to the call premium and a non-cash charge of $4.1 million relating to the write-off of unamortized deferred debt financing costs.

        Upon original issuance in October 2004, the face value of each senior subordinated note was $7.15 per note instead of the more typical corporate bond face value of $1,000 per note. Upon the partial redemption, the senior subordinated notes were not redeemed in principal amounts of $7.15 or integral multiples thereof. Instead, each holder of senior subordinated notes received a principal payment equal to approximately 56.4% of the principal amount of senior subordinated notes held by such holder.

        To illustrate, for each subordinated note held by an investor, such investor received the following partial redemption payment:

Per Note ($7.15 Principal Amount)
Principal Payment:	$4.033448895
Call Premium (6.00% of Principal):	$0.242007066
Accrued Interest (2 days):	$0.002688966

Total Redemption Payment:	$4.278144927

        Therefore, as illustrated below, following the partial redemption of the senior subordinated notes the face value of each senior subordinated note has been reduced from $7.15 to $3.116551105.

Face Value Per Note
Prior to Partial Redemption Payment	$7.150000000
Less Principal Portion of Redemption Payment	$4.033448895

After Partial Redemption Payment:	$3.116551105

        Holders of senior subordinated notes will continue to be entitled to receive quarterly interest payments on the remaining principal amount of senior subordinated notes held by such holders at the rate of 12% per annum. At the new face value of $3.116551105 per note, the quarterly interest payment per note will be approximately 9.3 cents per note (or approximately 37.4 cents per note per annum).

        The senior subordinated notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior secured and senior unsecured indebtedness, including the indebtedness under our credit facility, our existing senior notes and the notes offered hereby. The senior subordinated notes rank pari passu in right of payment with any of our other subordinated indebtedness.

        Our obligations under the senior subordinated notes are jointly and severally and fully and unconditionally guaranteed by all of our existing domestic subsidiaries and certain future domestic subsidiaries on an unsecured and subordinated basis on the terms set forth in our senior subordinated notes indenture. The senior subordinated note guarantees are subordinated in right of payment to all existing and future senior indebtedness of the guarantors, including the indebtedness under our credit facility, the existing senior notes and the notes offered hereby. Our foreign subsidiary is not a guarantor, and any future foreign or partially owned domestic subsidiaries will not be guarantors, of our senior subordinated notes.

        Our senior subordinated notes indenture contains covenants with respect to us and the guarantors and restricts the incurrence of additional indebtedness and the issuance of capital stock; the payment of dividends or distributions on, and redemption of, capital stock; a number of other restricted payments, including certain investments; specified creation of liens, sale-leaseback transactions and sales of assets; fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and specified transactions with affiliates. Each of the covenants is subject to a number of important exceptions and qualifications. As of October 3, 2009, we were in compliance with all of the covenants in the senior subordinated notes indenture.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "B&G Foods" refers only to B&G Foods, Inc. and its successor in accordance with the terms of the indenture, and not to any of its Subsidiaries.

        B&G Foods will issue the notes under an indenture among itself, the Guarantors and The Bank of New York Mellon, as trustee. See "Notice to Investors." The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is only a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  will be general unsecured obligations of B&G Foods;

  •
  will be pari passu in right of payment with all existing (including any remaining 2011 Senior Notes) and any future unsecured senior Indebtedness of B&G Foods;

  •
  will be senior in right of payment to all existing (including any remaining Senior Subordinated Notes) and any future subordinated Indebtedness of B&G Foods; and

  •
  will be fully and unconditionally guaranteed by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the Credit Agreement, which as of the date of the indenture are secured by substantially all of the assets of B&G Foods and the Guarantors, other than the real estate of B&G Foods and the Guarantors. See "Risk Factors—Although the notes are referred to as "senior" notes, your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes are effectively subordinated to all the guarantors' existing and future secured indebtedness."

The Note Guarantees

        The notes will be jointly and severally and fully and unconditionally guaranteed by all of B&G Foods' Domestic Subsidiaries.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be pari passu in right of payment with all existing (including that Guarantor's guarantee of any remaining 2011 Senior Notes) and any future unsecured senior Indebtedness of that Guarantor; and

  •
  will be senior in right of payment to all existing (including that Guarantor's guarantee of any remaining Senior Subordinated Notes) and any future subordinated Indebtedness of that Guarantor.

        Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The Guarantor Subsidiaries generated all of our net sales for the nine-month period ended October 3, 2009 and owned virtually all of our consolidated assets as of October 3, 2009. As of the date of the indenture, our only non-Guarantor Subsidiary will be Sirops Maple Grove Inc.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not guarantee the notes and will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        B&G Foods will issue $350.0 million in aggregate principal amount of notes in this offering. B&G Foods may issue additional notes under the indenture ("Additional Notes") from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. B&G Foods will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on January 15, 2018.

        Interest on the notes will accrue at the rate of 7.625% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2010. Interest on overdue principal and interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. B&G Foods will make each interest payment to the holders of record on the immediately preceding January 1st and July 1st.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to B&G Foods, B&G Foods will pay, or cause to be paid, all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless B&G Foods elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. B&G Foods may change the paying agent or registrar without prior notice to the holders of the notes, and B&G Foods or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes and holders will be required to pay all taxes due on transfer. B&G Foods will not be required to transfer or exchange any note selected for redemption. Also, B&G Foods will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes will be guaranteed by each of B&G Foods' current and future Domestic Subsidiaries. The Note Guarantees will be joint and several obligations of the Guarantors and those obligations will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—If the guarantees of the notes are held to be invalid or unenforceable or are limited in accordance with their terms, the notes would be structurally subordinated to the debt of our subsidiaries."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than B&G Foods or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture, its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) B&G Foods or a Restricted Subsidiary of B&G Foods, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (3)
  if B&G Foods designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"; or

  (5)
  if such Guarantor no longer constitutes a Domestic Subsidiary.

        See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        Except as described below, the notes will not be redeemable at B&G Foods' option prior to January 15, 2014. At any time prior to January 15, 2013, B&G Foods may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including Additional Notes, if any), upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 107.625% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date) with the net cash proceeds of one or more Equity Offerings of B&G Foods; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by B&G Foods and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        At any time prior to January 15, 2014, B&G Foods may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On or after January 15, 2014, B&G Foods may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	103.813%
2015	102.542%
2016	101.271%
2017 and thereafter	100.000%

        Unless B&G Foods defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        B&G Foods is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require B&G Foods to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer (subject to the conditions required by applicable law, if any), B&G Foods will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. No earlier than five and no later than 30 days following any Change of Control, B&G Foods will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        On the Change of Control Payment Date, B&G Foods will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by B&G Foods.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. B&G Foods will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require B&G Foods to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that B&G Foods repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        B&G Foods will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by B&G Foods and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

        The occurrence of the events constituting a Change of Control under the indenture could result in an event of default under the Credit Agreement and under B&G Foods' or its Subsidiaries' other

Credit Facilities and debt instruments. The definition of "change of control" under the Credit Agreement is substantially the same as that in the indenture. Following such an event of default under the Credit Agreement, the lenders under the Credit Agreement or such other Credit Facilities and debt instruments would have the right to require the immediate repayment of the Indebtedness thereunder in full, and might have the right to require such repayment prior to the Change of Control Payment Date on which B&G Foods would be required to repurchase the notes.

        No assurances can be given that B&G Foods will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control. The provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving management or Affiliates of B&G Foods likewise will result in a Change of Control only if it is the type of transaction specified by the definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of B&G Foods and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require B&G Foods to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of B&G Foods and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions of the indenture related to B&G Foods' obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Asset Sales

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  B&G Foods (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) as determined in good faith by B&G Foods' senior management or, if such Asset Sale involves consideration in excess of $10.0 million, by the Board of Directors of B&G Foods, of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by B&G Foods or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on B&G Foods' most recent consolidated balance sheet, of B&G Foods or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and B&G Foods or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by B&G Foods or any such Restricted Subsidiary from such transferee that are converted by B&G Foods or such Restricted

      Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

    (c)
    any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, B&G Foods (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

  (1)
  to repay, prepay or purchase Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of B&G Foods;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  any combination of the foregoing clauses (1) through (4).

        In the case of clauses (2) and (4) above, B&G Foods will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period. If the acquisition contemplated by such binding commitment is not consummated on or before such 180th day, and B&G Foods has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not have been a permitted application of Net Proceeds. Pending the final application of any Net Proceeds, B&G Foods may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 30 days thereof, B&G Foods will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes (containing provisions similar to those set forth in the indenture with respect to offers) to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, B&G Foods may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, B&G Foods' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        The agreements governing B&G Foods' other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute an Asset Sale. The exercise by the holders of notes of their right to require B&G Foods to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on B&G Foods. In the event an Asset Sale occurs at a time when B&G Foods is prohibited from purchasing notes, B&G Foods could seek the consent of its senior lenders to purchase notes or could attempt to refinance the borrowings that contain such prohibition. If B&G Foods does not obtain a consent or repay those borrowings, B&G Foods will remain prohibited from purchasing notes. In that case, B&G Foods' failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, B&G Foods' ability to pay cash to the holders of notes upon a repurchase may be limited by B&G Foods' then existing financial resources.

Selection and Notice

        If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under "—Book-Entry, Delivery and Form," based on a method that most nearly approximates a pro rata selection as the trustee may deem appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be transmitted at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address last shown upon the registry books of B&G Foods' registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed; provided that the principal amount specified must be $2,000 or integral multiples of $1,000 in excess thereof. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving B&G Foods or any of its Restricted Subsidiaries) or to the direct or indirect holders of B&G Foods' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of B&G Foods and other than dividends or distributions payable to B&G Foods or a Restricted Subsidiary of B&G Foods);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving B&G Foods) any Equity Interests (other than any such Equity Interest owned by a wholly owned Restricted Subsidiary of B&G Foods) of B&G Foods or any direct or indirect parent of B&G Foods;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of B&G Foods or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among B&G Foods and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

  (1)
  if the Fixed Charge Coverage Ratio for B&G Foods' four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by B&G Foods and its Restricted Subsidiaries since the date of the indenture (except for Restricted Payments made pursuant to clauses (1) (so long as such Restricted Payment was previously included for purposes of this calculation (to the extent required to be so included) at the time of its declaration), (2), (3), (4), (6), (7), (8), (9), (10), (11) or (12) of the next succeeding paragraph), is less than the sum, without duplication of:

  (a)
  Excess Cash of B&G Foods for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the indenture is executed to the end of B&G Foods' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

  (b)
  100% of the aggregate net cash proceeds received by B&G Foods since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of B&G Foods (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of B&G Foods that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of B&G Foods); plus

    (c)
    100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued since the date of the indenture by B&G Foods as consideration for the purchase by B&G Foods or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture); plus

    (d)
    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

    (e)
    to the extent that any Unrestricted Subsidiary of B&G Foods designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or merges or consolidates with or into, or is liquidated into, B&G Foods or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of B&G Foods' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 business days (other than to a Subsidiary of B&G Foods) of, Equity Interests of B&G Foods (other than Disqualified Stock) or from the contribution of common equity capital to B&G Foods within 10 business days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of B&G Foods or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or issuance of Disqualified Stock permitted to be issued by the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" within 10 business days from such incurrence or issuance;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of B&G Foods to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of B&G Foods or any Restricted Subsidiary of B&G Foods held by any current or former officer, director or employee of B&G Foods or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year (provided that B&G Foods may carry over and make in a subsequent calendar year, commencing with 2010, in addition to the amounts permitted for such calendar year, up to $2.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by B&G Foods or any of its Restricted Subsidiaries (to the extent contributed to B&G Foods) from sales of Equity Interests (other than Disqualified Stock) of B&G Foods to officers, directors or employees of B&G Foods or any of its Restricted Subsidiaries that occur after the date of the indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (1)(b) of the preceding paragraph and provided that B&G Foods may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to B&G Foods from members of management of B&G Foods or any Restricted Subsidiary in connection with a repurchase of Equity Interests of B&G Foods will not be deemed to constitute a Restricted Payment;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of B&G Foods or any Restricted Subsidiary of B&G Foods issued on or after the date of the indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (8)
  so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of an Asset Sale or a Change of Control and within 60 days after the completion of the related Asset Sale Offer or Change of Control Offer, any purchase or redemption of Indebtedness of B&G Foods or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee required pursuant to the terms thereof as a result of such Asset Sale or Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by B&G Foods or any of its Restricted Subsidiaries;

  (9)
  payments of dividends to B&G Foods solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

  (10)
  the acquisition of any shares of Disqualified Stock of B&G Foods in exchange for other shares of Disqualified Stock of B&G Foods or with the net cash proceeds from an issuance of Disqualified Stock by B&G Foods within 10 business days of such issuance, in each case that is permitted to be issued under the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of the 2011 Senior Notes and/or the Senior Subordinated Notes, including any call premium paid in connection therewith; and

  (12)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $40.0 million since the date of the indenture.

        For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by B&G Foods or such Restricted Subsidiary, as the case may be, pursuant to the

Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of B&G Foods if the Fair Market Value exceeds $10.0 million whose resolution with respect thereto will be delivered to the trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made pursuant to the first paragraph of this covenant, B&G Foods will be permitted, in its sole discretion, to classify the Restricted Payment, or later reclassify the Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and B&G Foods will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that B&G Foods may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by B&G Foods and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of B&G Foods and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  the incurrence by B&G Foods and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by B&G Foods and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

  (4)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of B&G Foods or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) 3.0% of Total Assets or (ii) $30.0 million at any time outstanding;

  (5)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany

    Indebtedness, 2011 Senior Notes or Senior Subordinated Notes) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (16) or (17) of this paragraph;

  (6)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of intercompany Indebtedness between or among B&G Foods and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if B&G Foods or any Guarantor is the obligor on such Indebtedness and the payee is not B&G Foods or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of B&G Foods, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods, will be deemed, in each case, to constitute an incurrence of such Indebtedness by B&G Foods or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of B&G Foods' Restricted Subsidiaries to B&G Foods or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than B&G Foods or a Restricted Subsidiary of B&G Foods; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either B&G Foods or a Restricted Subsidiary of B&G Foods,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by B&G Foods or any of its Restricted Subsidiaries of Indebtedness of B&G Foods or a Restricted Subsidiary of B&G Foods that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness in respect of bankers' acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

  (11)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

  (12)
  the incurrence of Indebtedness arising from agreements of B&G Foods or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Restricted Subsidiary, other than the Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by B&G Foods and Restricted Subsidiaries in connection with such disposition;

  (13)
  the incurrence of Indebtedness owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to B&G Foods or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (14)
  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licenses, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

  (15)
  the incurrence of Indebtedness by B&G Foods or any of its Restricted Subsidiaries issued to directors, officers or employees of B&G Foods or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any assets of B&G Foods or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount at any time outstanding not to exceed $5.0 million;

  (16)
  the incurrence of Indebtedness by B&G Foods or any Restricted Subsidiary to finance the acquisition (including, without limitation, by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business; provided that the Fixed Charge Coverage Ratio for B&G Foods' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period; and

  (17)
  the incurrence by B&G Foods or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (i) 3.0% of Total Assets or (ii) $30.0 million.

        B&G Foods will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of B&G Foods or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of B&G Foods solely by virtue of being unsecured or by virtue of being secured on a first or junior priority basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, B&G Foods will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed Existing Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that B&G Foods or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

Liens

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to B&G Foods or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to B&G Foods or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to B&G Foods or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to B&G Foods or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreement, including the Credit Agreement, the 2011 Senior Notes Indenture and the Senior Subordinated Note Indenture, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by B&G Foods or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of B&G Foods, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of B&G Foods' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        B&G Foods will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not B&G Foods is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of B&G Foods and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) B&G Foods is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, which corporation becomes the co-issuer of the notes pursuant to a supplemental indenture reasonably satisfactory to the trustee;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than B&G Foods) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of B&G Foods under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  B&G Foods or the Person formed by or surviving any such consolidation or merger (if other than B&G Foods), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

  (a)
  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (b)
  have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of B&G Foods immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition.

        In addition, B&G Foods will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person, other than in compliance with this "Merger, Consolidation or Sale of Assets" covenant.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of B&G Foods with an Affiliate solely for the purpose of reincorporating B&G Foods in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among B&G Foods and its Restricted Subsidiaries.

Transactions with Affiliates

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of the indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of B&G Foods (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to B&G Foods or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by B&G Foods or such Restricted Subsidiary with a Person that is not an Affiliate of B&G Foods; and

  (2)
  B&G Foods delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of B&G Foods set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of B&G Foods or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to B&G Foods or such Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to B&G Foods and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of B&G Foods, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among B&G Foods and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of B&G Foods) that is an Affiliate of B&G Foods solely because B&G Foods owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  fees and compensation paid to officers and employees of B&G Foods or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors' fees to Persons who are not otherwise Affiliates of B&G Foods;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) of B&G Foods to Affiliates, employees, officers and directors of B&G Foods or any of its Restricted Subsidiaries;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (8)
  loans or advances to employees that are permitted by the provisions of the indenture under the definition of "Permitted Investments";

  (9)
  any agreement as in effect and entered into as of the date of the indenture, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

  (10)
  any transaction or series of transactions between B&G Foods or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between B&G Foods or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $10.0 million, such Affiliate Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by the Board of Directors of B&G Foods; and

  (11)
  any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between B&G Foods or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of B&G Foods determines in good faith that any such agreement is on terms no less favorable to B&G Foods or such Restricted Subsidiary than those that could be obtained in a comparable arms'-length transaction with an entity that is not an Affiliate.

Business Activities

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to B&G Foods and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of B&G Foods.

Additional Note Guarantees

        If B&G Foods or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel (subject to customary assumptions and exceptions) satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of B&G Foods may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by B&G Foods and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under the definition of Permitted Investments, as determined by B&G Foods. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of B&G Foods may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of B&G Foods as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of B&G Foods as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," B&G Foods will be in default of such covenant. The Board of Directors of B&G Foods may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of B&G Foods; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of B&G Foods of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would result following such designation.

Limitation on Sale and Leaseback Transactions

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that B&G Foods or any Guarantor may enter into a sale and leaseback transaction if:

  (1)
  B&G Foods or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and B&G Foods applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

No Amendment to Subordination Provisions

        Without the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, B&G Foods will not amend, modify or alter the Senior Subordinated Note Indenture in any way to:

  (1)
  increase the rate of or change the time for payment of interest on any Senior Subordinated Notes;

  (2)
  increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Senior Subordinated Notes;

  (3)
  alter the redemption provisions or the price or terms at which B&G Foods is required to offer to purchase any Senior Subordinated Notes; or

  (4)
  amend the provisions of Article 10 of the Senior Subordinated Note Indenture (which relate to subordination).

Payments for Consent

        B&G Foods will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, B&G Foods will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if B&G Foods were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if B&G Foods were required to file such reports;

provided, however, that the availability of the foregoing materials on the SEC's EDGAR service or on B&G Foods' website shall be deemed to satisfy B&G Foods' delivery obligations hereunder.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on B&G Foods' consolidated financial statements by B&G Foods' independent registered public accounting firm. In addition, B&G Foods will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.

        If at any time B&G Foods is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, B&G Foods will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. B&G Foods will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept B&G Foods' filings for any reason, B&G Foods will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if B&G Foods were required to file those reports with the SEC.

        If B&G Foods has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of B&G Foods and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of B&G Foods.

        In addition, B&G Foods and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following will be an "Event of Default" under the indenture:

  (1)
  default for 30 consecutive days in the payment when due of interest on the notes;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

  (3)
  failure by B&G Foods or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by B&G Foods or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions "—Repurchase at the Option of the Holders—Change of Control" or "—Asset Sales";

  (5)
  failure by B&G Foods or any of its Restricted Subsidiaries for 60 days after written notice to B&G Foods by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by B&G Foods or any of its Restricted Subsidiaries (or the payment of which is guaranteed by B&G Foods or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

  (7)
  failure by B&G Foods or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amount covered by insurance from an insurer that has not denied liability therefor), which judgments are not paid, discharged or stayed for a period of 60 days after their entry;

  (8)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

  (9)
  certain events of bankruptcy or insolvency described in the indenture with respect to B&G Foods or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to B&G Foods, any Restricted Subsidiary of B&G Foods that is a Significant Subsidiary or any group of Restricted Subsidiaries of B&G Foods that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

        B&G Foods is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, B&G Foods is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of B&G Foods or any Guarantor, as such, or any successor entity, will have any liability for any obligations of B&G Foods or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        B&G Foods may at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance"). If Legal Defeasance occurs, B&G Foods and the Guarantors will be deemed to have paid and discharged all amounts owed under the notes and the Note Guarantees, and the indenture will cease to be of further effect as to the notes and Note Guarantees, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  B&G Foods' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and B&G Foods' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, B&G Foods may, at its option and at any time, elect to have the obligations of B&G Foods and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  B&G Foods must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or independent registered public accounting firm, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and B&G Foods must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) B&G Foods has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, B&G Foods must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which B&G Foods or any of its Subsidiaries is a party or by which B&G Foods or any of its Subsidiaries is bound;

  (6)
  B&G Foods must deliver to the trustee an Officers' Certificate stating that the deposit was not made by B&G Foods with the intent of preferring the holders of notes over the other creditors of B&G Foods with the intent of defeating, hindering, delaying or defrauding any creditors of B&G Foods or others; and

  (7)
  B&G Foods must deliver to the trustee an Officers' Certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended, modified or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any past or existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, modification, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment, supplement and waiver provisions that requires each holder's consent.

        The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, B&G Foods is required to mail to holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

        Notwithstanding the preceding, without the consent of any holder of notes, B&G Foods, the Guarantors and the trustee may amend, modify or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of B&G Foods' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of B&G Foods' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture, the notes or the Note Guarantees of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes, which intent may be evidenced by an Officers' Certificate to that effect;

  (7)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

  (8)
  to comply with the provisions of DTC or the trustee with respect to the provisions of the indenture and the notes relating to transfers and exchanges of notes or beneficial interests in the notes; or

  (9)
  to evidence the release of any Guarantor permitted to be released under the terms of the indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by B&G Foods or any Guarantor and thereafter repaid to B&G Foods or discharged from their trust, have been delivered to the trustee for cancellation; or

    (b)
    all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and B&G Foods or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which B&G Foods or any Guarantor is a party or by which B&G Foods or any Guarantor is bound;

  (3)
  B&G Foods or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  B&G Foods has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, B&G Foods must deliver an Officers' Certificate and an opinion of counsel (subject to customary assumptions and exceptions) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of B&G Foods or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York,

and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following operations and procedures are solely within the control of DTC's settlement system and are subject to changes by it. B&G Foods takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. However, B&G Foods will remain responsible for any actions DTC and participants take in accordance with instructions provided by B&G Foods.

        DTC has advised B&G Foods that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised B&G Foods that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, B&G Foods and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither B&G Foods, the trustee nor any agent of B&G Foods or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised B&G Foods that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or B&G Foods. Neither B&G Foods nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and B&G Foods and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised B&G Foods that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Except for actions taken by DTC or its Participants or indirect Participants or their respective agents in accordance with our instructions, none of B&G Foods, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies B&G Foods that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, B&G Foods fails to appoint a successor depositary within 120 days after the date of such notice from the depository;

  (2)
  B&G Foods, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        B&G Foods will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. B&G Foods will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. B&G Foods expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "2011 Senior Notes" means B&G Foods 8.0% Senior Notes due 2011.

        "2011 Senior Notes Indenture" means the indenture relating to the 2011 Senior Notes dated October 14, 2004.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note at January 15, 2014, (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through January 15, 2014, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of the note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of B&G Foods and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any of B&G Foods' Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than B&G Foods or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $5.0 million or (b) net proceeds of less than $5.0 million;

  (2)
  a transfer of assets between or among B&G Foods and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of B&G Foods to B&G Foods or to a Restricted Subsidiary of B&G Foods;

  (4)
  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, including any sale or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by the indenture;

  (7)
  a Restricted Payment that complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (8)
  sales or grants of licenses or sublicenses of intellectual property, and licenses, leases or subleases of other assets, of B&G Foods or any of its Restricted Subsidiaries to the extent not materially interfering with the business of B&G Foods and its Restricted Subsidiaries;

  (9)
  any exchange of like-kind property pursuant to Section 1031 of the Code that are used or useful in a Permitted Business; and

  (10)
  the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of B&G Foods or any of its Restricted Subsidiaries are not material to the conduct of the business of B&G Foods and its Restricted Subsidiaries taken as a whole.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

  (2)
  50% of the book value of all inventory, net of reserves, owned by B&G Foods and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date,

  in each case determined in accordance with GAAP.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars and Canadian dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition;

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

  (7)
  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of B&G Foods and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of B&G Foods;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of B&G Foods, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of B&G Foods are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period and including, without limitation, any marking to market of derivative securities or securities held in any deferred compensation plan) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  fees and expenses related to the Transactions not to exceed $20.0 million in the aggregate actually incurred within three months of the date of the indenture; plus

  (6)
  charges incurred within 180 days of the date of the indenture attributable to the write-off of bond discount and the write-off of deferred financing fees and costs, relating to the pay off of existing Indebtedness in an amount not to exceed $5.0 million; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any marking to market of derivative securities or securities held in any deferred compensation plan), other than the accrual of revenue in the ordinary course of business;

  in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  any unrealized gains and with respect to Hedging Obligations for such period will be excluded;

  (5)
  any unrealized gains and losses related to fluctuations in currency exchange rates for such period will be excluded;

  (6)
  any gains and losses from any early extinguishment of Indebtedness will be excluded;

  (7)
  any gains and losses from any redemption or repurchase premiums paid with respect to the notes will be excluded; and

  (8)
  any deferred financing costs (including the amortization of original issue discount) associated with Indebtedness of B&G Foods will be excluded.

        "continuing" means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of B&G Foods who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of February 23, 2007 by and among B&G Foods, Credit Suisse, Cayman Islands Branch (as successor to Lehman Commercial Paper, Inc.), as administrative agent, and the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require B&G Foods to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that B&G Foods may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that B&G Foods and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiaries" means any Restricted Subsidiary of B&G Foods that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private sale either (1) of Equity Interests of B&G Foods by B&G Foods (other than Disqualified Stock and other than to a Subsidiary of B&G Foods or pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of B&G Foods) or (2) of Equity Interests of a direct or indirect parent entity of B&G Foods (other than to B&G Foods or a Subsidiary of B&G Foods) to the extent that the net proceeds therefrom are contributed to the common equity capital of B&G Foods.

        "Excess Cash" means, with respect to any specified Person for any period, the Consolidated Cash Flow of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (1)
  cash income taxes paid for such Person and its Restricted Subsidiaries; plus

  (2)
  cash interest expense paid by such Person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

  (3)
  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by the incurrence of Indebtedness; plus

  (4)
  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above, (b) out of Net Proceeds of Assets Sales as provided in "—Repurchase at the Option of Holders—Asset Sales" and (c) through a refinancing involving the incurrence of new long-term Indebtedness.

        "Existing Indebtedness" means Indebtedness of B&G Foods and its Restricted Subsidiaries (including pursuant to the 2011 Senior Notes, the Senior Subordinated Notes and the Credit Agreement, to the extent outstanding following the execution of the Indenture) in existence on the date of the Indenture, reduced to the extent such amounts are repaid, refinanced or retired.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of B&G Foods (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (including with respect to any cost savings so long as such cost savings are factually supportable and expected to have a continuing effect on such Person or any of its Restricted Subsidiaries);

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the

    Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; (but excluding amortization of deferred financing costs, original issue discount and any redemption or repurchase premiums paid with respect to the notes); plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of B&G Foods (other than Disqualified Stock) or to B&G Foods or a Restricted Subsidiary of B&G Foods, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

  (5)
  charges attributable to the amortization of expenses relating to the Transactions incurred within 180 days of the date of the indenture.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture. At any time after the date of the indenture, B&G Foods may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculations or determinations herein that require the application of GAAP for periods that include fiscal quarters ended prior to B&G

Foods' election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. B&G Foods will provide notice of any such election made in accordance with this definition to the trustee and the holders of notes.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  BGH Holdings, Inc., Bloch & Guggenheimer, Inc., Burnham & Morrill Company and William Underwood Company; and

  (2)
  any other Subsidiary of B&G Foods that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "IFRS" means International Financial Reporting Standards.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of B&G Foods.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to equal the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If B&G Foods or any Subsidiary of B&G Foods sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of B&G Foods such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of B&G Foods, B&G Foods will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of B&G Foods' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by B&G Foods or any Subsidiary of B&G Foods of a Person that holds an Investment in a third Person will not be deemed to be an Investment by B&G Foods or such Subsidiary in such third Person if the purpose of such acquisition by B&G Foods or such Subsidiary was not the Investment in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Joint Venture" means any joint venture between B&G Foods and/or any Restricted Subsidiary and any other Person if such joint venture is:

  (1)
  owned 50% or less by B&G Foods and/or any of its Restricted Subsidiaries; and

  (2)
  not directly or indirectly controlled by or under direct or indirect common control of B&G Foods and/or any of its Restricted Subsidiaries.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by B&G Foods or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither B&G Foods nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of B&G Foods or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of B&G Foods or any of its Restricted Subsidiaries.

        "Note Guarantee" means the Guarantee by each Guarantor of B&G Foods' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of specified events as set forth in the indenture.

        "Permitted Business" means the business of B&G Foods and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in B&G Foods or in a Restricted Subsidiary of B&G Foods;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by B&G Foods or any Restricted Subsidiary of B&G Foods in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of B&G Foods; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, B&G Foods or a Restricted Subsidiary of B&G Foods;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of B&G Foods;

  (6)
  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of B&G Foods or the Restricted Subsidiary of B&G Foods in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

  (9)
  repurchases of the notes;

  (10)
  intercompany loans to the extent permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  loans by B&G Foods in an aggregate principal amount not exceeding $5.0 million to employees of B&G Foods or its Restricted Subsidiaries to finance the sale of B&G Foods' Capital Stock by B&G Foods to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (12)
  any Investment in existence on the date of the indenture;

  (13)
  receivables owing to B&G Foods or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (14)
  any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by B&G Foods or any of its Restricted Subsidiaries;

  (15)
  guarantees otherwise permitted by the terms of the indenture, including guarantees of Indebtedness, performance guarantees and guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

  (16)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (i) 3.0% of Total Assets and (ii) $30.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if an Investment made pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of B&G Foods at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16).

        "Permitted Liens" means:

  (1)
  Liens on assets of B&G Foods or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred and/or securing certain Hedging Obligations;

  (2)
  Liens in favor of B&G Foods or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with B&G Foods or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by B&G Foods or any Subsidiary of B&G Foods; provided that such Liens were not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property and rights of offset and set-off);

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, repairmen's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (13)
  Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

  (14)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (15)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (16)
  leases or subleases granted to third Persons not interfering with the ordinary course of business of B&G Foods or any of its Restricted Subsidiaries;

  (17)
  Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

  (18)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (19)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (20)
  judgment Liens not giving rise to an Event of Default;

  (21)
  Liens on the assets of a Restricted Subsidiary of B&G Foods that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (22)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by B&G Foods or any of its Restricted Subsidiaries in the ordinary course of business;

  (23)
  Liens solely on any cash earnest money deposits made by B&G Foods or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the indenture;

  (24)
  Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into in the ordinary course of business; and

  (25)
  Liens incurred in the ordinary course of business of B&G Foods or any Restricted Subsidiary of B&G Foods with respect to obligations that do not exceed $20.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of B&G Foods or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of B&G Foods or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by B&G Foods or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Principals" means the members of management of B&G Foods or any of B&G Foods' Restricted Subsidiaries as of the date of the indenture.

        "Related Party" means:

  (1)
  any controlling stockholder, 66 2/3% or more owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Subordinated Note Indenture" means the indenture relating to the Senior Subordinated Notes, dated October 14, 2004.

        "Senior Subordinated Notes" means B&G Foods' 12.0% Senior Subordinated Notes due 2016.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Total Assets" means the total assets of B&G Foods and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of B&G Foods.

        "Transactions" means the issuance of the notes and the application of the proceeds therefrom.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2014; provided, however, that if the period from the redemption date to January 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of B&G Foods that is designated by the Board of Directors of B&G Foods as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with B&G Foods or any Restricted Subsidiary of B&G Foods unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to B&G Foods or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of B&G Foods;

  (3)
  is a Person with respect to which neither B&G Foods nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of B&G Foods or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of our counsel, Dechert LLP, the following describes the material U.S. federal income tax consequences (and certain U.S. federal estate tax consequences to Non-U.S. Holders (as defined below)) of the purchase, ownership and disposition of notes as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders. Except where noted, this discussion deals only with notes held as capital assets by holders who acquired notes upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

  •
  financial institutions,

  •
  regulated investment companies,

  •
  real estate investment trusts,

  •
  tax-exempt entities,

  •
  insurance companies,

  •
  persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

  •
  expatriates,

  •
  investors in partnerships or other entities treated as partnerships for US tax purposes, or

  •
  U.S. Holders (as defined below) of notes whose "functional currency" is not the U.S. dollar.

        If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax adviser regarding this possibility.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of notes means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia),

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes you are urged to consult your own tax advisors.

        If you are considering the purchase of notes, we urge you to consult your own tax advisors concerning the particular U.S. federal, state, local and foreign tax consequences to you of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

Consequences to U.S. Holders

Taxation of Interest

        If you are a U.S. Holder, you will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. It is expected, and the following discussion assumes, that the notes will not be issued with original issue discount exceeding a statutorily defined de minimis amount.

Sale, Exchange or Retirement of Notes

        On the sale, exchange, retirement or other taxable disposition of your note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note.

  •
  Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. For an individual, the maximum tax rate on long-term capital gains is currently 15% and is scheduled to increase to 20% in 2011. The deductibility of capital losses is subject to limitations.

Certain Contingent Payments

        In certain circumstances, we may be obligated to make contingent payments on the notes as described under "Description of Notes—Optional Redemption" and "Description of Notes—Redemption at the Option of Holders." Under the contingent payment debt instrument Regulations (CPDI Regulations), the possibility of a contingent payment on a note may be disregarded if the likelihood of the contingent payment, as of the date the notes are issued, is remote or incidental, and call options may be ignored if they would cause the yield on the notes to increase. We do not intend to treat the possibility of the contingent payments on the notes as subjecting the notes to the CPDI Regulations. It is possible, however, that the Internal Revenue Service (IRS) may take a different position regarding the possibility of such contingent payments, in which case, if the position of the IRS were sustained, the timing, amount and character of income recognized with respect to a note may be different than described herein and a U.S. Holder may be required to recognize income in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on the disposition of any note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. U.S. Holders should consult their tax advisors regarding the potential application of the CPDI Regulations to the notes.

Information Reporting and Backup Withholding

        Information reporting on IRS Form 1099 will apply to payments of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, the notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payments has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise established an exemption from backup withholding.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely by you to the IRS.

Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  "controlled foreign corporations,"

  •
  "passive foreign investment companies,"

  •
  "foreign personal holding companies,"

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on notes owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership,

  •
  you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code, and

  •
  neither we nor our agent have actual knowledge or reason to know that you are a U.S. person and you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described in the bullets above, payments of interest made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

Sale, Exchange or Retirement of Notes

        Any gain realized upon the sale, exchange, retirement or other taxable disposition of notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

U.S. Federal Estate Tax

        Notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under "Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

Information Reporting and Backup Withholding

        Backup withholding and information reporting on IRS Form 1099 will not apply to principal and interest to a Non-U.S. Holder provided (i) you are the beneficial owner of the notes and you certify to us or our agent, under penalties of perjury, that you are not a U.S. person and provide your name and address on a duly executed IRS form W-8BEN (or a suitable substitute form), (ii) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payer with a copy thereof, or (iii) you are otherwise exempt from backup withholding and information reporting (provided, in each case, that neither we nor our agent have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to the Non-U.S. Holder may, however, be reported to the IRS and to such Non-U.S. Holder on IRS Form 1042-S.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Proposed Legislation

        Legislation has been introduced into the U.S. Congress that would impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. If .this legislation or other similar legislation is enacted, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of interest and sales proceeds to U.S. Holders who own notes through foreign accounts or foreign intermediaries and certain Non-U.S. Holders. Any such legislation could substantially change some of the rules discussed above relating to certification requirements, information reporting and withholding. The U.S. House of Representatives has passed a version of this legislation with an effective date that would exempt the notes from the application of such legislation. However, no assurances can be given whether, or in what form, this legislation will be enacted. Prospective investors should consult their own tax advisers regarding this legislation and similar proposals.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated January 11, 2010, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective principal amount of notes.

Underwriters	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$80,937,500
Barclays Capital Inc.	80,937,500
Banc of America Securities LLC	80,937,500
Goldman, Sachs & Co.	80,937,500
RBC Capital Markets Corporation	26,250,000

Total	$350,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

        The following table shows the discounts and commissions we will pay to the underwriters in respect to this offering:

        Per note 2.000%

        Total $7,000,000

        The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1.2 million and are payable by us.

        David Wenner, our president and chief executive officer, intends to purchase $500,000 of principal amount of the notes.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

        (a)   to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

        (d)   in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        The expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the note, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each of the underwriters severally represents, warrants and agrees as follows:

        (a)   (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 ("FSMA") by the company;

        (b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the FSMA) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

        (c)   it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

        The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

        The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        We expect that delivery of the notes will be made against payment therefor on or about the ninth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as "T+9"). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before their delivery should consult their own advisor.

        Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. Credit Suisse is the dealer manager for the tender offer to purchase for cash any and all of our outstanding senior subordinated notes and our existing senior notes. Certain affiliates of the underwriters are lenders under our senior secured credit facility.

LEGAL MATTERS

        The validity of the notes and subsidiary guarantees offered hereby will be passed upon for us by Dechert LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007, and for each of the years ended January 3, 2009, December 29, 2007 and December 30, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of January 3, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        KPMG's report on the consolidated financial statements, refers to our adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132R," effective December 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the SEC.

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov. B&G Foods' SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com. We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). Please direct any requests for copies to:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550
E-Mail: corporatesecretary@bgfoods.com

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference in this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference in this prospectus supplement the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

  •
  our annual report on Form 10-K for the year ended January 3, 2009 filed on March 5, 2009;

  •
  our quarterly reports on Form 10-Q for the quarter ended April 4, 2009 filed on April 28, 2009, for the quarter ended July 4, 2009 filed on July 28, 2009 and for the quarter ended October 3, 2009 filed on October 27, 2009;

  •
  our current reports on Form 8-K filed on January 6, 2009, March 5, 2009, April 28, 2009, May 6, 2009, June 10, 2009, July 21, 2009, July 28, 2009, August 10, 2009, September 15, 2009, September 18, 2009, September 24, 2009, October 2, 2009, October 22, 2009, November 17, 2009 and January 8, 2010; and

  •
  our definitive proxy statement on Schedule 14A filed on March 23, 2009.

        We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all securities that may be offered under this prospectus supplement are sold. The information that we file with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities under this prospectus supplement will update and supersede the information contained in this prospectus supplement and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

        You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

PROSPECTUS

$600,000,000
Enhanced Income Securities (EISs)
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We may offer and sell, from time to time in one or more offerings, any combination of enhanced income securities (EISs), common stock, preferred stock, debt securities, warrants or units having an aggregate initial offering price not exceeding $600,000,000. This prospectus also covers subsidiary guarantees, if any, of our payment obligations under any debt securities, which may be given by our subsidiaries, on terms to be determined at the time of the offering.

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Before you invest, we urge you to read carefully this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus.

        We will sell these securities directly, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

        Shares of our separately traded Class A common stock are traded on the New York Stock Exchange under the symbol "BGS." Our EISs are traded on the New York Stock Exchange under the symbol "BGF." Each prospectus supplement will indicate if the securities offered thereby will be listed on the New York Stock Exchange or any other securities exchange.

        The mailing address of our principal executive offices is Four Gatehall Drive, Suite 110, Parsippany, NJ 07054, and our telephone number is 973.401.6500.

        Investing in our securities involves a high degree of risk which is described in the "Risk Factors" section beginning on page 1 of this prospectus. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2009

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, securities having an aggregate initial offering price of up to $600,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption "Where You Can Find More Information."

        This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below under the heading "Plan of Distribution."

        The terms "B&G Foods," "our," "we" and "us," as used in this prospectus, refer to B&G Foods, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each prospectus supplement relating to a particular offering of securities, contain forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  the effects of rising costs for our raw materials, packaging and ingredients;

  •
  crude oil prices and their impact on distribution, packaging and energy costs;

  •
  our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

  •
  intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels, and to improve productivity;

  •
  the risks associated with the expansion of our business, including our possible inability to integrate any businesses we acquire;

  •
  our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by the credit markets generally and the credit ratings of our competitors;

  •
  the effects of currency movements of the Canadian dollar as compared to the U.S. dollar;

  •
  other factors that affect the food industry generally, including:

  —
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

  —
  competitor's pricing practices and promotional spending levels;

  —
  the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products; and

  —
  fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each applicable prospectus supplement, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained or incorporated or deemed incorporated by reference in this prospectus or any applicable prospectus supplement.

ii

THE COMPANY

        We manufacture, sell and distribute a diverse portfolio of branded, high quality, shelf-stable food products, many of which have leading regional or national market shares. In general, we position our branded products to appeal to the consumer desiring a high quality and reasonably priced branded product. We complement our branded product retail sales with institutional and food service sales and limited private label sales.

        Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of branded, shelf-stable products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives: expanding our brand portfolio with acquisitions of complementary branded businesses, continuing to develop innovative new products and delivering them to market quickly, leveraging our multiple channel sales and distribution system and continuing to focus on higher growth customers and distribution channels. Since 1996, we have successfully acquired and integrated 18 separate brands into our operations.

        Our products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products. We compete in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Our products are marketed under many recognized brands, including Ac'cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril's, Grandma's Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey's, Underwood, Vermont Maid and Wright's.

        B&G Foods, including our subsidiaries and predecessors, has been in business for over 115 years. We were incorporated in Delaware on November 25, 1996 under the name B Companies Holdings Corp. On August 11, 1997, we changed our name to B&G Foods Holdings Corp. On October 14, 2004, simultaneously with the completion of our initial public offering of EISs, B&G Foods, Inc., our wholly owned subsidiary, was merged with and into us and we were renamed B&G Foods, Inc. Our executive offices are located at Four Gatehall Drive, Suite 110, Parsippany, NJ, 07054, and our telephone number is 973.401.6500. We maintain a site on the world wide web at http://www.bgfoods.com. The information on our web site is not a part of this prospectus or incorporated by reference herein.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing or refinancing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER

        We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $600,000,000 aggregate initial offering price of:

  •
  our enhanced income securities (EISs);

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  debt securities, in one or more series, and which may be guaranteed by certain of our subsidiaries;

  •
  warrants to purchase our debt or equity securities; or

  •
  any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

        We may issue debt securities that are exchangeable for or convertible into shares of our common stock or our preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of our common stock or another series of our preferred stock.

        When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.

DESCRIPTION OF CAPITAL STOCK

General

        The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

        Our authorized capital stock consists of:

  •
  125,000,000 shares of common stock, par value $0.01 per share, divided into two classes consisting of:

  —
  100,000,000 shares of Class A common stock, and

  —
  25,000,000 shares of Class B common stock; and

  •
  1,000,000 shares of preferred stock, par value $0.01 per share.

        As of June 30, 2009, there are 35,883,292 shares of our Class A common stock outstanding, of which 17,676,234 shares are held separately and 18,207,058 shares are held as part of EISs. There are no shares of Class B common stock or preferred stock outstanding.

Common Stock

        Classes.    In connection with our initial public offering of EISs in October 2004, we divided our common stock into two classes, designated as Class A common stock and Class B common stock. All common stock issued before the EIS offering was reclassified and converted into Class B common stock, and all common stock issued in connection with the EIS offering and thereafter was issued as Class A common stock. In connection with our initial public offering of separately traded Class A common stock in May 2007, all remaining shares of Class B common stock were repurchased for cash or exchanged for shares of Class A common stock.

        Following the retirement of the Class B common stock, there is no longer any reason to refer to our common stock by class. All common shares now outstanding are Class A Common Stock. It is currently contemplated that at our next annual meeting of stockholders our board of directors will propose an amendment to our certificate of incorporation to refer to our Class A common stock simply as "common stock" and to delete all references to the Class B common stock.

        Therefore, in order to avoid any potential confusion that could exist from having a description of more than one class of common stock when in fact only one class exists and is currently contemplated to exist, the following description of our common stock refers to our Class A common stock only.

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote.

        No Cumulative Voting Rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Our dividend policy reflects a basic judgment that our stockholders would be better served if we distributed a substantial portion of our cash available to pay dividends to them instead of retaining it in our business. Under this policy, a substantial portion of the cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets is in general distributed as regular quarterly cash dividends (up to the intended dividend rate as determined by our board of directors) to the holders of our common stock and not retained by us.

        From the date of our initial public offering of EISs in October 2004 through the dividend payment we made on October 30, 2008, the dividend rate for our Class A common stock was $0.212 per share per quarter. Beginning with the dividend payment made on January 30, 2009, the current intended dividend rate for our Class A common stock is $0.17 per share per quarter. We intend to continue paying dividends at the rate of $0.17 per share per quarter on each January 30, April 30, July 30 and October 30, to holders of record as of each December 31, March 31, June 30 and September 30, respectively.

        However, notwithstanding the dividend policy, the amount of dividends, if any, for each dividend payment date will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in our debt agreements, provisions of applicable law and other factors that our board of directors may deem relevant. Our dividend policy is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it was to determine that we have insufficient cash to take advantage of growth opportunities.

        We cannot assure you that we will continue to pay dividends at the historical level set forth above or at all. Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy at any time. Furthermore, our board of directors may decrease the level of dividends below the intended dividend rate set forth above or discontinue entirely the payment of dividends.

        Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments.

        Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Combination to Form EISs.    Any holder of shares of Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Similarly, holders of EISs may at any time through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented by their EISs. See "Description of Enhanced Income Securities (EISs)—Voluntary Separation and Recombination."

Preferred Stock

        Our certificate of incorporation provides that we may issue up to 1,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

  •
  determining the number of shares to be included in each series;

  •
  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. We currently have seven directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors are elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, our certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

        The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Stockholder Action

        Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called by the chairman of the board of directors or by a majority of the board of directors or the holders of at least 20% of our outstanding voting stock.

Section 203 of the Delaware General Corporation Law

        Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

  •
  the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  the name, age, business address and, if known, residential address of each nominee;

  •
  the principal occupation or employment of each nominee;

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  the class, series and number of our shares beneficially owned by each nominee;

  •
  any other information relating to each nominee required by the SEC's proxy rules; and

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  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

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  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

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  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

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  the class, series and number of our shares beneficially owned by the stockholder; and

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  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of Our Certificate of Incorporation

        The affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class, is required to amend, alter, change or repeal the provisions of our certificate of incorporation.

Amendment of Our Bylaws

        Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

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  for any transaction from which the director derived any improper personal benefit.

        However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our bylaws also provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Our bylaws also require us to indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified includes the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of Class A common stock are listed as a separately traded security on the New York Stock Exchange under the trading symbol "BGS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)

General

        As of June 30, 2009, 18,207,058 of our EISs are outstanding. Each EIS represents:

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  one share of our Class A common stock; and

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  $7.15 principal amount of our 12.0% senior subordinated notes.

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of EISs are the beneficial owners of our Class A common stock and senior subordinated notes represented by such EISs and have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under our senior subordinated notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the Class A common stock and senior subordinated notes, as applicable.

        The EISs and the Class A common stock and senior subordinated notes represented by the EISs are currently available in book-entry form only. As discussed below under "—Book-Entry Clearance and Settlement," Cede & Co., a nominee of the book-entry clearing system will be the sole registered holder of the EISs. That means investors in our EISs are not registered holders of EISs or the Class A common stock and senior subordinated notes represented by EISs and are not entitled to receive a certificate evidencing the EISs or the Class A common stock and senior subordinated notes represented by EISs. EIS investors must rely on the procedures used by their brokers or other financial institutions that maintain the EIS holders' book-entry position to receive the benefits and exercise the rights of a holder of EISs that are described below. We urge EIS investors to consult with their brokers or financial institutions to find out what those procedures are.

Voluntary Separation and Recombination

        Holders of EISs may at any time through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented by the EISs. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. See "—Book-Entry Clearance and Settlement" below for more information on the method by which delivery and surrender of EISs and delivery of shares of Class A common stock and our senior subordinated notes will be effected.

Automatic Separation

        Upon the occurrence of any of the following, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby:

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  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

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  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

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  if The Depository Trust Company (DTC) no longer makes securities eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Book-Entry Clearance and Settlement

        DTC acts as securities depository for the EISs and the Class A common stock and the senior subordinated notes represented by the EISs. The transfer agent for the Class A common stock and the senior subordinated notes represented by the EISs (together with the Class A common stock, the "components") acts as custodian for the components on behalf of the owners of the EISs. The components and the EISs are issued in fully-registered form and are represented by one or more global notes and global stock certificates. The EISs are registered in the name of DTC's nominee, Cede & Co., and, to the extent the components are conjoined as EISs, the components are registered in the name of the transfer agent as custodian for the owners of the EISs.

        Book-entry procedures.    Purchasers of EISs must do so through the DTC system or through direct and indirect participants. The participant that EIS investors purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records.

        All interests in the securities are subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may change at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all EISs deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. Prior to separation, the components are registered in the name of the transfer agent as custodian for the owners of the EISs. The deposit of EISs with DTC and their registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and the transfer agent, as custodian, remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants or the custodian acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

        EISs and Component Senior Subordinated Notes May Not be Held in Registered Form.    Following the separation, if any, of a holder's EISs into the component Class A common stock and senior subordinated notes, the Class A common stock and the senior subordinated notes may be held in book-entry form or, if requested by such holder, the Class A common stock may be held in registered form. EISs and, subject to certain exceptions that may be described in the applicable prospectus supplement, the senior subordinated notes may only be held in book-entry form and may not be held in registered form.

        Separation and Recombination.    Holders of EISs may at any time through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through their broker, custodian or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant or custodian, provided that such instructions are received by 3:00 p.m., Eastern Time, on that trading day. Any instructions received after 3:00 p.m., Eastern Time, will be effective the next business day, if permitted by the custodian or participant delivering the instructions.

        In addition, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of our senior subordinated notes, which may be represented by EISs at the time of such redemption;

  •
  the date on which principal on our senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

  •
  if DTC no longer makes securities eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

        Any voluntary separation of EISs, and any subsequent voluntary recombination of EISs from senior subordinated notes and Class A common stock, are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. Voluntary separation or recombination of EISs will be accomplished via the use of DTC's Deposit/Withdrawal at Custodian, or DWAC, transaction. Participants or custodians seeking to separate or recombine EISs will be required to enter a DWAC transaction in the EISs and in each of its underlying components.

        Separation will require submission of a Withdrawal-DWAC in the EIS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the EISs and its components will cause the EISs to be debited from Cede & Co.'s account in the EIS and credited to a separation/recombination reserve account in the EIS, and will cause an appropriate number of the components to be debited from the custodian's account in the components and credited to Cede & Co.'s account.

        Recombination of EISs from underlying components will require submission of a Deposit-DWAC in the EIS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the EIS and its components will cause an appropriate number of components to be debited from Cede & Co.'s account in the components and credited to the account of the custodian, and will cause an appropriate number of EISs to be debited from the separation/recombination reserve account and credited to Cede & Co.'s account in the EIS.

        There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of EISs and you are urged to consult your broker regarding any such transactional fees.

        We have been informed by the transfer agent that in connection with separation and/or recombination of EIS the transaction fee per separation or recombination is $150, subject to change. We have been informed by DTC that the current fee DTC charges per transaction per participant account for any separation is $7.00 and for any recombination is $8.00, in each case subject to change.

        Conveyance of notices and other communications, including notices relating to separation and combination of EISs, by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the EISs or the underlying components and the custodian will not consent or vote with respect to the Class A common stock or the senior subordinated notes. The consent or voting rights will be exercised by DTC's direct participants as follows: under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date; the omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Such participants will consent or vote with respect to the EISs or the underlying components, as the case may be, based on instructions received from the beneficial owners who hold their securities through them.

        We and the trustee make any payments on the senior subordinated notes to DTC and we make all payments on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent delivers these payments to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee are responsible for the payment of all amounts to DTC and the transfer agent. The transfer agent is responsible for the disbursement of those payments to DTC. DTC is responsible for the disbursement of those payments to its participants, and the participants are responsible for disbursements of those payments to beneficial owners. We remain responsible for any actions DTC and participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the EISs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the EISs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If the transfer agent discontinues providing its service as the custodian with respect to the shares of our Class A common stock or our senior subordinated notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and senior subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor any underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC, its nominee, or any participant, with respect to any ownership interest in the securities, or

  •
  any payments, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances.    Our senior subordinated notes indenture and the agreements with DTC provide that, in the event there is a subsequent issuance of senior subordinated notes which are substantially identical to the senior subordinated notes initially represented by the EISs but with a different CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of EISs) will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or EISs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the subordinated notes outstanding prior to the subsequent issuance and our senior subordinated notes issued in the subsequent issuance. Accordingly, our senior subordinated notes issued in the original offering cannot be separated from our senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the EISs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the EISs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of EISs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable senior subordinated notes unit. The automatic exchange of senior subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us with respect to the full amount of senior subordinated notes purchased by such holder. However, if such senior subordinated notes are issued at an original issue discount (OID), holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

Listing

        Our EISs are currently listed for trading on the New York Stock Exchange under the trading symbol "BGF". Separation of EISs may result in the delisting of the EISs from the New York Stock Exchange by reducing the amount of EISs outstanding to below the minimum required amount for listing on the exchange.

EIS Transfer Agent

        The BNY Mellon Shareowner Services is the transfer agent for our EISs.

DESCRIPTION OF DEBT SECURITIES

        As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and one or more trustee named in the applicable prospectus supplement. Senior debt securities will be issued under our existing senior indenture or a new indenture. Subordinated debt securities will be issued under our existing senior subordinated indenture or a new indenture. Together, the existing senior indenture, the subordinated indenture and the new indenture are sometimes referred to in this prospectus as the indentures.

        This section describes certain general terms and provisions that we expect would be applicable to our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

        Our existing senior indenture and senior subordinated indenture and the form of new indenture are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of B&G Foods. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

        Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

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  the title of debt securities and whether they are subordinated debt securities or senior debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the ability to issue additional debt securities of the same series;

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  the price or prices at which we will sell the debt securities;

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  whether the debt securities of the series will be guaranteed and the terms of any such guarantee;

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  the maturity date or dates of the debt securities;

  •
  the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

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  the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

  •
  the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

  •
  whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

  •
  the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

  •
  if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

  •
  our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

  •
  the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

  •
  the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

  •
  provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

  •
  any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

  •
  any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

  •
  the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

  •
  whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

  •
  the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

  •
  whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

  •
  any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

  •
  the depository for global or certificated debt securities;

  •
  any special tax implications of the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Guarantees

        Debt securities may be guaranteed by certain of our domestic subsidiaries if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination

        The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

        Unless otherwise specified in the applicable prospectus supplement, under the subordinated indenture, "senior indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

  •
  the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  •
  all of our capital lease obligations or attributable debt (as defined in the indentures) in respect of sale and leaseback transactions;

  •
  all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

  •
  all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

  •
  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

  •
  all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

        However, senior indebtedness does not include:

  •
  any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

  •
  any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

  •
  any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor,

  •
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  •
  any obligations with respect to any capital stock;

  •
  any indebtedness incurred in violation of the indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer's certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

  •
  any of our indebtedness in respect of the subordinated debt securities.

        Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

        Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

        If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

  •
  any dissolution or winding-up or liquidation or reorganization of B&G Foods, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

  •
  any general assignment by us for the benefit of creditors; or

  •
  any other marshaling of our assets or liabilities.

        In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

        The subordinated indenture does not limit the issuance of additional senior indebtedness.

        Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

        Unless an accompanying prospectus supplement states otherwise, we may not (1) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (2) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

  •
  we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the indentures;

  •
  immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

  •
  we or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (if other than us) would, on the date of such transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

    —
    be permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the indenture; or

    —
    have a fixed charge coverage ratio that is equal to or greater than our fixed charge coverage ratio immediately prior to the consolidation, merger, sale, assignment, transfer, conveyance or other disposition; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

        Unless an accompanying prospectus supplement states otherwise, the following shall constitute "events of default" under the indentures with respect to each series of debt securities:

  •
  we default for 30 consecutive days in the payment when due of interest on the debt securities;

  •
  we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

  •
  our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

  •
  except as permitted by the indenture, if debt securities are guaranteed, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee;

  •
  certain events of bankruptcy, insolvency or reorganization of B&G Foods; or

  •
  any other event of default provided with respect to securities of that series.

        Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under any of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

        Any past default under an indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

        The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

        The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

        No holder of a debt security of any series may institute any action against us under any of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

        We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

        We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

        We or, if applicable, any guarantor may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

        If indicated in the applicable prospectus supplement, we, or, if applicable, the guarantors, may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series and all obligations with respect to guarantees in the case of guarantors (except in all cases as otherwise provided in the relevant indenture) ("legal defeasance") or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer's certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

        We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

        Under the indentures, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

  •
  reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

  •
  waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  make any debt security payable in money other than that stated in the debt securities;

  •
  make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

  •
  except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

  •
  release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

  •
  make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

  •
  make any change in the preceding amendment and waiver provisions.

        The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

  •
  we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

  •
  there has occurred and is continuing a default or event of default with respect to the debt securities.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

        The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

        The trustee under the indentures will be set forth in any applicable prospectus supplement.

Conversion or Exchange Rights

        The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

        We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased, if not United States dollars;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not United States dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreement and warrants may be modified;

  •
  federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement.

Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

        If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

        The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

        Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

        Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

        The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

  •
  to cure any ambiguity;

  •
  to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

  •
  to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

        The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.

PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters and, if required, any dealers or agents;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        We may distribute the securities from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed;

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  market prices prevailing at the time of sale;

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  varying prices determined at the time of sale related to such prevailing market prices; or

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  negotiated prices.

        Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

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  on or through the facilities of any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; or

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  to or through a market maker otherwise than on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

        Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

        We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        In addition, we may sell some or all of the securities covered by this prospectus through:

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  purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

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  block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

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  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We will include in the applicable prospectus supplement the names of any dealers and the terms of the transaction.

        In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the issuance of the securities being offered by this prospectus will be passed upon for us by Scott E. Lerner, our Executive Vice President, General Counsel and Secretary. As of July 2, 2009, Mr. Lerner held 334 shares of Class A common stock, all of which are held in the form of EISs. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007, and for each of the years ended January 3, 2009, December 29, 2007 and December 30, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of January 3, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        KPMG's report on the consolidated financial statements, refers to our adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132R," effective December 30, 2006.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov. B&G Foods' SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

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  our annual report on Form 10-K for the year ended January 3, 2009 filed on March 5, 2009;

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  our quarterly report on Form 10-Q for the quarter ended April 4, 2009 filed on April 28, 2009;

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  our current reports on Form 8-K filed on January 6, 2009, March 5, 2009, April 28, 2009, May 6, 2009 and June 10, 2009;

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  our definitive proxy statement on Schedule 14A filed on March 23, 2009; and

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  the description of our Class A Common Stock contained in our registration statement on Form 8-A (Registration No. 001-32316) filed on May 16, 2007, including any amendment or report filed for the purpose of updating such description.

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  the description of our Enhanced Income Securities, and the shares of Class A Common Stock and Senior Subordinated Notes due 2016 represented thereby and the related subsidiary guarantees of the Senior Subordinated Notes due 2016 contained in Amendment No. 1 to our registration statement on Form 8-A (Registration No. 001-32316) filed on June 15, 2007, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all the shares of securities that may be offered under this prospectus are sold. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the securities under this prospectus will update and supercede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

        You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.